UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SANDISK CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SANDISK CORPORATION

601 McCarthy Boulevard

Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 27, 2009

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of SanDisk Corporation, a Delaware corporation (the “Company”), to be held on May 27, 2009 at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035, for the following purposes:

1. To elect seven Directors of the Company (“Directors”) to serve for the ensuing year and until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Irwin Federman, Steven J. Gomo, Eddy W. Hartenstein, Catherine P. Lego, Michael E. Marks and Dr. James D. Meindl.

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010.

3. To approve amendments to the Company’s Certificate of Incorporation that would eliminate cumulative voting to permit the Company to effectively implement a majority voting standard for the election of Directors.

4. To approve amendments to the Company’s 2005 Incentive Plan that would increase the number of authorized shares under the Company’s 2005 Incentive Plan by an additional 5,000,000 shares.

5. To approve amendments to the Company’s 2005 Incentive Plan that would increase the number of restricted stock units permitted to be issued from 10% to 25% of the shares authorized under the Company’s 2005 Incentive Plan.

6. To consider and vote on a stockholder proposal relating to majority voting for Directors, if properly presented at the Annual Meeting.

7. To consider and vote on a stockholder proposal relating to the annual production of a detailed sustainability report by the Company, if properly presented at the Annual Meeting.

To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice. The Board of Directors has unanimously approved proposals 1, 2, 3, 4 and 5 above as described in the Proxy Statement and recommends that you vote “FOR” such proposals. The Board of Directors has unanimously rejected proposals 6 and 7 above as described in the Proxy Statement and recommends that you vote “AGAINST” such proposals.

Only stockholders of record at the close of business on March 30, 2009 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to ensure your representation at the Annual Meeting, please carefully read the accompanying Proxy Statement. Regardless of whether you plan to attend the Annual Meeting, please vote your shares as soon as possible so that your shares

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will be voted in accordance with your instructions. For specific voting instructions, please refer to the instructions on the proxy card or on the Notice of Internet Availability of Proxy Materials that was mailed to you. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

Eli Harari

Chairman of the Board, Director

and Chief Executive Officer

Milpitas, California

April [—], 2009

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS INCLUDED WITH THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR THE PROXY CARD THAT WAS MAILED TO YOU.

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PROXY STATEMENT	1
GENERAL	1
INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT	1
VOTING RIGHTS	1
REVOCABILITY OF PROXIES	3
SOLICITATION OF PROXIES	3
STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING	3
PROPOSAL NO. 1 ELECTION OF DIRECTORS	4
NOMINEES	4
BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS	5
BOARD MEETINGS AND COMMITTEES	6
CONSIDERATION OF DIRECTOR NOMINEES	9
DIRECTOR COMPENSATION—FISCAL 2008	12
PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16
PROPOSAL NO. 3 CHARTER AMENDMENT—ELIMINATE CUMULATIVE VOTING	18
PROPOSAL NO. 4 APPROVAL OF AMENDMENT TO INCREASE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE SANDISK CORPORATION 2005 INCENTIVE PLAN	20
PROPOSAL NO. 5 APPROVAL OF AMENDMENT TO THE SANDISK CORPORATION 2005 INCENTIVE PLAN TO INCREASE ALLOCATION OF SHARES THAT MAY BE ISSUED WITHOUT CASH CONSIDERATION	33
PROPOSAL NO. 6 STOCKHOLDER PROPOSAL REGARDING DIRECTOR ELECTION MAJORITY VOTE STANDARD	36
PROPOSAL NO. 7 STOCKHOLDER PROPOSAL REGARDING PREPARATION AND PUBLICATION OF A SUSTAINABILITY REPORT	38
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	40
COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934	43
FORM 10-K	45
AUDIT COMMITTEE REPORT	45
COMPENSATION DISCUSSION AND ANALYSIS	46
Executive Compensation Program Objectives and Overview	46
Current Executive Compensation Program Elements	48
Stock Ownership Guidelines	53
Section 162(m) Policy	53
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	54
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	54
SUMMARY COMPENSATION TABLE—FISCAL 2006—2008	55
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008	57
OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END	60
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008	63
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	63
CERTAIN TRANSACTIONS AND RELATIONSHIPS	65
CERTAIN TRANSACTIONS	66
OTHER BUSINESS	67

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

SANDISK CORPORATION

TO BE HELD MAY 27, 2009

GENERAL

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of SanDisk Corporation, a Delaware corporation (the “Company,” “SanDisk,” “we” or “our”), of proxies to be voted at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 27, 2009, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on March 30, 2009 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 8:00 a.m., local time, at the Company’s headquarters, 601 McCarthy Boulevard, Milpitas, California 95035.

These materials were made available to stockholders entitled to vote at the Annual Meeting on or about April 15, 2009.

INTERNET AVAILABILITY OF PROXY MATERIALS AND ANNUAL REPORT

Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), the Company is required to provide access to its proxy materials and the Company’s Annual Report on Form 10-K/A (the “Proxy Materials”) over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record and beneficial owners. All stockholders will have the ability to access the Proxy Materials on a website referred to in the Notice or request to receive a printed set of the Proxy Materials. Instructions on how to access the Proxy Materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive the Proxy Materials in printed form by mail or electronically by email on an ongoing basis.

The Notice will provide stockholders with instructions regarding how to:

•	View the Proxy Materials for the Annual Meeting over the Internet; and

•	Instruct the Company to send its future Proxy Materials to stockholders electronically by email.

Choosing to receive the future Proxy Materials by email will save the Company the cost of printing and mailing documents to its stockholders and will reduce the impact of the Company’s annual stockholders’ meetings on the environment. If a stockholder chooses to receive future Proxy Materials by email, the stockholder will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Any stockholder’s election to receive the Proxy Materials by email will remain in effect until such stockholder terminates the request.

VOTING RIGHTS

The close of business on March 30, 2009 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the record date, the Company had approximately [—] shares of Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately [—] stockholders of record. Each holder of record at the close of business on March 30, 2009 is entitled to one vote for each share of Common Stock so held. In the election of Directors, however, cumulative voting is authorized for all stockholders if any stockholder gives notice at the meeting, prior to voting for the election of Directors, of his, her or its intention to cumulate votes. Under cumulative voting, a stockholder may cumulate votes and give to one nominee a number of votes equal to the number of Directors to be elected (seven at this meeting) multiplied by the number of votes to which such stockholder is entitled, or may distribute such number among any or all of the nominees. The seven candidates receiving the highest number of votes will be elected. The Board is soliciting discretionary authority to vote proxies cumulatively in the event a stockholder gives notice of an intent to cumulate votes. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

If any stockholder is unable to attend the Annual Meeting, the stockholder may vote by proxy as follows:

Internet. A stockholder can submit a proxy over the Internet by following the instructions provided in the Notice or on the separate proxy card if the stockholder received a printed set of the Proxy Materials.

Telephone. A stockholder can submit a proxy over the telephone by following the instructions provided on the separate proxy card if the stockholder received a printed set of the Proxy Materials.

Mail. A stockholder that received a printed set of the Proxy Materials can submit a proxy by mail by completing, signing and returning the separate proxy card in the prepaid and addressed envelope included with the Proxy Materials.

Stockholders are urged to specify their choices on the proxy they submit by Internet, telephone or mail. If you submit a proxy, but do not specify how you want to vote on a proposal, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1, 2, 3, 4 and 5 and AGAINST Proposals 6 and 7, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the Annual Meeting.

The affirmative vote of a plurality of the shares present or represented by proxy at the Annual Meeting and voting is required for the election of Directors of the Company (Proposal 1). The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm (Proposal 2). The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required for the approval of an amendment to the Company’s Certificate of Incorporation to eliminate cumulative voting to effectively implement a majority vote standard for the election of Directors of the Company (Proposal 3). The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for the approval of the amendments to the Company’s 2005 Incentive Plan (Proposals 4 and 5). The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required to approve the stockholder proposal regarding majority voting for Directors of the Company (Proposal 6). The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required to approve the stockholder proposal relating to the production of an annual sustainability report (Proposal 7). Stockholder votes will be tabulated by a representative of Broadridge Financial Solutions, Inc. Abstentions and broker non-votes are each included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions with respect to any matter other than the election of Directors of the Company (Proposal 1) will be treated as shares present or represented by proxy and entitled to vote on that matter and will thus have the same effect as negative votes. If shares are not voted by the bank, broker or other financial institution which is the record holder of the shares but which does not receive voting instructions from the beneficial owners of those shares, or if shares are not voted in other circumstances in which proxy authority is defective or has been withheld with respect to any matter, these non-voted shares, or “broker non-votes,” are deemed not to be entitled to vote on the matter and accordingly are not counted for purposes of determining whether stockholder approval of that matter has been obtained with respect to Proposals 2, 4, 5, 6 and 7 and would have the same effect as negative votes for Proposal 3.

REVOCABILITY OF PROXIES

Any person giving a proxy has the power to revoke it at any time before the proxy holder’s exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

SOLICITATION OF PROXIES

The Board of Directors is soliciting proxies for the Annual Meeting. The Company will bear the cost of soliciting proxies. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for the costs they incur to forward the solicitation material to such beneficial owners. The original solicitation of proxies may be supplemented by solicitation by telephone, facsimile, or other means by Directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for these services. The Company has retained a proxy solicitation firm, The Altman Group, Inc., to aid it in the solicitation process. The Company will pay The Altman Group, Inc. a fee equal to $8,000 plus reasonable and customary expenses. Following the availability of the proxy materials and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders to forward proxy materials and other soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In these cases, the Company, upon the request of the record holders, will reimburse these holders for their reasonable expenses.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2010 Annual Meeting must be received no later than December 16, 2009 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless the Company receives notice of such proposal before March 1, 2010.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The current Board of Directors consists of seven members with one vacancy. The Board of Directors has not nominated an individual to fill the vacancy. It is intended that the proxies will be voted for the seven nominees named below for election to the Board of Directors unless authority to vote for any such nominee is withheld. Each of the seven nominees is currently a Director of the Company and was elected to the Board of Directors by the stockholders at the last annual meeting. Each of the non-employee nominees is independent as defined under SEC and applicable stock exchange rules. Directors elected to the Board of Directors will serve for the ensuing year and until their respective successors are duly elected and qualified. Each nominee has been recommended for nomination by the Nominating and Governance Committee, has been nominated by the Board of Directors for election and has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected Directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

NOMINEES

Set forth below is information regarding the nominees to the Board of Directors.

Name	Position(s) with the Company	Age	First Elected/Appointed as a Director
Dr. Eli Harari (1)	Chairman of the Board, Director and Chief Executive Officer	63	1988
Irwin Federman (2)(3)	Vice Chairman of the Board and Lead Independent Director	73	1988
Steven J. Gomo (2)	Director	57	2005
Eddy W. Hartenstein (4)	Director	58	2005
Catherine P. Lego (2)(5)	Director	52	2004
Michael E. Marks (3)(4)	Director	58	2003
Dr. James D. Meindl (3)	Director	75	1989

(1)	Member of the Special Option Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Nominating and Governance Committee.

(5)	Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board of Directors in May 2004.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS

Dr. Harari, the founder of SanDisk, has served as Chief Executive Officer and as a Director of SanDisk since June 1988. He was appointed Chairman of the Board in June 2006. Dr. Harari also served as President from June 1998 to June 2006. From 1973 to 1988, Dr. Harari held various technical and management positions with Waferscale Integration, Inc., Honeywell Inc., Intel Corporation and Hughes Microelectronics Ltd. Dr. Harari holds a Ph.D. in Solid State Sciences from Princeton University and has more than 100 patents issued in the field of non-volatile memories and storage systems.

Mr. Federman has served as a Director of the Company since September 1988. Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm, since April 1990. Mr. Federman was President and Chief Executive Officer of Monolithic Memories, Inc., a semiconductor company, from 1978 to 1987. Prior to serving as President and Chief Executive Officer, Mr. Federman was the Chief Financial Officer of Monolithic Memories, Inc. Mr. Federman also serves as a director for Check Point Software Technologies Ltd., a security software company, Mellanox Technologies, Ltd., a semiconductor company, and various private corporations and charitable trusts. Mr. Federman holds a B.S. in Economics from Brooklyn College and was awarded an Honorary Doctorate of Engineering from Santa Clara University.

Mr. Gomo has served as a Director of the Company since December 2005. Mr. Gomo serves as Executive Vice President, Finance and Chief Financial Officer of Network Appliance, Inc. Prior to joining Network Appliance, Inc., a storage and data management company, in August 2002, Mr. Gomo served as Chief Financial Officer of Gemplus International S.A. from November 2000 to April 2002, as Chief Financial Officer of Asera, Inc. from February 2000 to November 2000, and as Chief Financial Officer of Silicon Graphics, Inc. from February 1998 to February 2000. Previously, Mr. Gomo spent 24 years at Hewlett-Packard Company serving in various positions including finance, financial management, manufacturing and general management. Mr. Gomo holds a B.S. in Business Administration from Oregon State University and an M.B.A. from Santa Clara University.

Mr. Hartenstein has served as a Director of the Company since November 2005. Mr. Hartenstein has served as publisher and Chief Executive Officer of the Los Angeles Times Media Group, a print and online media company that publishes the Los Angeles Times among other publications and websites, since August 2008. Prior to joining the Los Angeles Times Media Group, Mr. Hartenstein served as Chairman, President and Chief Executive Officer of HD Partners Acquisition Corporation, a corporation formed to acquire assets or an operating business in the media, entertainment or telecommunication industries, from its formation in December 2005 through February 2008. Previously, Mr. Hartenstein served as Chairman and Chief Executive Officer of DIRECTV, Inc., a television service provider, from its inception in 1990 through 2003, when News Corporation purchased a controlling interest in the company. He continued as vice chairman of The DIRECTV Group through 2004 when he retired. Mr. Hartenstein received a B.S. in Aerospace Engineering and Mathematics from California State Polytechnic University, Pomona and he received an M.S. in Applied Mechanics from the California Institute of Technology. He is a member of the National Academy of Engineering, was inducted into the Broadcasting and Cable Hall of Fame in 2002 and received an Emmy for lifetime achievement from the National Academy of Television Arts and Sciences in 2007. Mr. Hartenstein also serves as a director of SIRIUS-XM Satellite Radio Holdings Inc., Broadcom Corporation and the City of Hope.

Ms. Lego served as a Director of the Company from 1989 to 2002 and returned to the Board in May 2004. Ms. Lego has been a General Partner of The Photonics Fund, an early stage venture fund focused on investing in components, modules and systems companies for the fiber optics telecommunications market since December 1999. She was a general partner at Oak Investment Partners from 1981 to 1992. Ms. Lego serves as a director and Chair of the Audit Committee for Lam Research Corporation, a provider of wafer fabrication equipment and services for the semiconductor industry. Ms. Lego served as a director and Chair of the Audit Committee for WJ Communications, Inc., a public semiconductor company in the wireless communications market, from October 2004 to May 2008. She also served as a director and chaired the Audit Committee of StrataLight

Communication, Inc., a private company which sells optical transport equipment, from September 2007 to January 2009. Ms. Lego received a B.A. from Williams College and an M.S. in Accounting from the New York University Graduate School of Business. She has previously practiced as a Certified Public Accountant.

Mr. Marks has served as a Director of the Company since August 2003. Since March 2007, Mr. Marks has managed a private equity fund called Riverwood Capital, LLC (formerly Bigwood Capital), which invests in rapidly growing private companies in North America and in emerging markets. From August to November 2007, Mr. Marks held the position of interim Chief Executive Officer at Tesla Motors, Inc., a company producing electric sports cars. Prior to Riverwood, Mr. Marks was a senior adviser of Kohlberg Kravis Roberts & Co., a private equity firm, from January 2007 to March 2007. From January 2006 until January 2007, Mr. Marks was a member of Kohlberg Kravis Roberts & Co. From January 1994 to January 2006, Mr. Marks served as the Chief Executive Officer of Flextronics, Inc., a leading producer of advanced electronic manufacturing services. Mr. Marks served as a director of Flextronics from 1991 to January 2008. He was appointed Chairman of the Board of Flextronics effective upon his retirement as Chief Executive Officer on January 1, 2006 until his retirement from the Board of Flextronics in January 2008, and he previously served as Chairman of the Board of Flextronics from 1993 to January 2003. Since April 25, 2007, Mr. Marks has served as a director of Sun Microsystems, Inc. and, since August 1, 2007, as a member of its Audit Committee. Mr. Marks also serves as a director of Schlumberger Limited, an oil services company, and The V Foundation for Cancer Research. Mr. Marks served as a director of Crocs, Inc., a designer, manufacturer and marketer of footwear for men, women and children, from 2006 to 2008. Mr. Marks received a B.A. and an M.A. from Oberlin College and an M.B.A. from Harvard Business School.

Dr. Meindl has served as a Director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia, since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. While at Stanford University from 1967 to 1986, he was the John M. Fluke Professor of Electrical Engineering and Director of the Stanford Electronics Laboratory and the Center for Integrated Systems. Dr. Meindl serves as a director of Zoran Corporation, a leading provider of digital solutions-on-a-chip for applications in the consumer electronics and digital imaging markets. He received the 2006 IEEE Medal of Honor, the highest award presented by IEEE. Dr. Meindl holds a B.S., M.S. and Ph.D. in Electrical Engineering from Carnegie-Mellon University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors held thirteen meetings and acted by unanimous written consent one time during fiscal 2008. During fiscal 2008, each member of the Board of Directors attended or participated in seventy-five percent (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees on which such Director served during the past fiscal year or the portion thereof following such person’s appointment to one or more of those committees. There are no family relationships among executive officers or Directors of the Company. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Special Option Committee and a Secondary Executive Committee.

Communications with the Board

The Company encourages stockholder communications with its Board of Directors. Any stockholder communications with the Board of Directors may be submitted either via postal mail or email.

Postal Mail

Postal mail submissions should be directed to the following address:

Board of Directors

c/o Investor Relations

SanDisk Corporation

601 McCarthy Boulevard

Milpitas, CA 95035

Email

Individuals may also communicate with the Board by submitting an email to the Company’s Board at BOD@sandisk.com. Email submitted to this email address will be relayed to all Directors.

Communications Intended for Non-Management Directors

Communications that are intended specifically for non-management Directors should be sent to the postal or email address above to the attention of the Chair of the Nominating and Governance Committee.

Company Policy Regarding Board Member Attendance at Annual Meetings

The Company encourages attendance at its Annual Meeting of Stockholders by each incumbent Director and each nominee to the Board. All of the incumbent Directors, with the exception of Mr. Hartenstein, attended the Company’s 2008 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee of the Board of Directors (the “Audit Committee”) held thirteen meetings during fiscal 2008. The Audit Committee, which consists of Directors Federman, Gomo and Lego, oversees on behalf of the Board of Directors the integrity of the Company’s financial statements, the appointment, compensation, qualifications, independence and performance of the Company’s independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the performance of the Company’s internal accounting, audit and financial controls. The Audit Committee is authorized to conduct investigations, and to retain, at the expense of the Company, independent legal, accounting, or other professional consultants selected by the Audit Committee, for any matters relating to its purposes. The Board of Directors adopted a written charter for the Audit Committee, which was last amended in March 2009. A copy of this charter is available on the Company’s website at www.sandisk.com. The Board of Directors has determined that each of the members of the Audit Committee is an “audit committee financial expert” as defined by the SEC. The Board of Directors has also determined that each member of the Audit Committee is an “independent director” as defined in Rule 4200 of the NASDAQ Marketplace Rules and also meets the additional criteria for independence of Audit Committee members set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended.

Compensation Committee

The Compensation Committee of the Board of Directors (the “Compensation Committee”) held seven meetings during fiscal 2008. The Compensation Committee, which consists of Directors Federman, Marks and Meindl, establishes the general compensation policies of the Company and reviews and approves compensation of the executive officers of the Company. The Board of Directors adopted a charter for the Compensation Committee in February 2003, which was last amended in March 2009. A copy of this charter is available on the Company’s website at www.sandisk.com. The charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of NASDAQ and applicable law. At all times during fiscal 2008, the Compensation Committee consisted of three Board members, each of whom the Board has affirmatively determined satisfies these independence requirements.

Pursuant to its charter, the Compensation Committee’s responsibilities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, in consultation with the Chief Executive Officer, other executive officers;

•	evaluate the Chief Executive Officer’s performance (and, in consultation with the Chief Executive Officer, the other executive officers’ performance) in light of such goals and objectives;

•

set officers’ compensation levels based on such evaluation and other factors deemed appropriate, including the Company’s performance and relative stockholder return, the value of incentive awards to executive officers at comparable companies and the awards given to the Company’s officers in past years;

•

review and approve significant employment agreements, separation and severance agreements, arrangements or transactions with executive officers, including any arrangements having any compensatory effect or purpose;

•

review and assist the Board in developing succession plans for executive officers in consultation with the Chief Executive Officer, other members of the Board and other appropriate management personnel;

•

review and recommend to the Board appropriate director compensation programs for non-employee directors, committee chairs and committee members, consistent with any applicable requirements of the listing standards and applicable laws for independent directors and including consideration of cash and equity components;

•

develop and periodically assess the Compensation Committee’s compensation policies applicable to the Company’s executive officers and Directors, including the relationship of corporate performance to executive compensation, and periodically review the Company’s criteria and assess and make recommendations to the Board concerning the Company’s stock and incentive compensation plans, including the impact of stock compensation plans on stockholder value and the impact of dilution from the Company stock plans;

•

approve stock option grants and other equity-based or incentive awards under the Company’s stock and incentive compensation plans, including any performance criteria to the plans of awards, and otherwise assist the Board in administering awards under these plans;

•

have sole authority to retain and terminate any compensation consulting firm used to evaluate executive or director compensation, including to approve the consulting firm’s fees and other retention terms;

•	timely review and approve the disclosures on executive compensation and prepare a report to the Board recommending that such disclosure be included in the Company’s annual proxy statement; and

•	perform any other activities consistent with the Compensation Committee charter, the bylaws and applicable listing standards and laws as the Compensation Committee or the Board considers appropriate.

Our Chief Executive Officer recommends to the Compensation Committee salary, annual bonus and long-term compensation levels for less senior officers, including the other Named Executive Officers (as defined below under “Compensation Discussion and Analysis”), in accordance with the Compensation Committee charter. Our President and Chief Operating Officer assists the Chief Executive Officer in reviewing performance and formulating these recommendations to the Compensation Committee. Our Chief Financial Officer provides financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Other Named Executive Officers do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.

The Board has delegated concurrent authority to the Compensation Committee and the Special Option Committee to grant share-based awards (including stock options and stock units) to employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 officers”). The Special Option Committee may not grant share-based awards to Directors. The Special Option Committee may consist of one or more directors, and currently consists of one director, Dr. Harari. The Special Option Committee took action by written consent 35 times during fiscal 2008. The Board has also delegated authority to the Secondary Executive Committee to grant stock options (but not stock units or other equity awards) to non-Section 16 officers and non-directors. The Secondary Executive Committee may be comprised of one or more officers of the Company, and is currently comprised of two officers, Sanjay Mehrotra, the Company’s President and Chief Operating Officer, and Judy Bruner, the Company’s Executive Vice President, Administration and Chief Financial Officer. Share-based awards to Section 16 officers are made by the Compensation Committee. The Secondary Executive Committee took action by written consent 11 times during fiscal 2008.

As indicated above, pursuant to its charter, the Compensation Committee has the power, in its discretion, to retain at the Company’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out the Compensation Committee’s duties. The Board delegates to the Compensation Committee the express authority to decide whether to retain a compensation consultant to assist in the evaluation of compensation pursuant to its charter. If the Compensation Committee decides in its discretion to retain such a firm, the Board delegates to the Compensation Committee the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of the Company’s senior executive officers (including all of the Named Executive Officers). The Compensation Committee has not retained the services of a compensation consulting firm. From time to time, management has retained and consulted with its own outside advisors, including compensation consultants, to assist in analyzing the Company’s peer group and preparing recommendations to the Compensation Committee regarding compensation programs and levels.

Nominating and Governance Committee

The Nominating and Governance Committee of the Board of Directors (the “Nominating and Governance Committee”) held five meetings during fiscal 2008 and met subsequent to the end of the last fiscal year to recommend to the full Board each of the nominees for election to the Board of Directors, as presented herein. The Nominating and Governance Committee consists of Directors Marks and Hartenstein. The Nominating and Governance Committee identifies, considers and recommends director nominees to be selected by the Board of Directors for submission to vote at the Company’s annual stockholder meetings and to fill vacancies occurring between annual stockholder meetings, implements the Board’s criteria for selecting new Directors, develops or reviews and recommends corporate governance policies for the Board, and oversees the Board’s annual evaluation process. The Nominating and Governance Committee is also authorized to conduct investigations and to retain, at the expense of the Company, independent legal, accounting, financial, governance or other professional consultants selected by the Nominating and Governance Committee, for any matters relating to its purposes. The Board of Directors adopted a charter for the Nominating and Governance Committee in February 2003, which was last amended in March 2009. A copy of this charter is available on the Company’s website at www.sandisk.com. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is an “independent director” as defined in Rule 4200 of the NASDAQ Marketplace Rules.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholder-Recommended Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder recommendations for nominees for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating the recommended nominees, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.”

The Nominating and Governance Committee will consider recommendations for nominees from stockholders. Stockholders may recommend individuals for consideration by submitting the materials set forth below to the Chair of the Nominating and Governance Committee at the Company’s address. If the nominees are intended to be considered by the Nominating and Governance Committee for recommendation to the Board for the slate of Directors to be voted on at the Company’s annual meeting of stockholders (“Annual Meeting Nominees”), the written materials must be submitted within the time permitted for submission of a stockholder proposal for inclusion in the Company’s proxy statement for the subject annual meeting and such submission must also comply with the provisions for stockholder proposals set forth in the Company’s Bylaws. For all other vacancies, the written materials must be submitted at least 30 days prior to the time that the Nominating and Governance Committee meets to consider candidates for any vacancy. Stockholder nominees that are not Annual Meeting Nominees shall be considered if and when the Board determines to fill any vacancy on the Board.

The written materials must include: (1) all information relating to the individual recommended that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, with respect to Annual Meeting Nominees, such person’s written consent to being named in the proxy statement as a nominee and, with respect to all nominees, such person’s written consent to serving as a Director if elected); (2) the name(s) and address(es) of the stockholder(s) making the recommendation and the amount of the Company’s securities owned beneficially and of record by such stockholder(s); (3) appropriate biographical information (including a business address and a telephone number) and a statement as to the individual’s qualifications, with a focus on the criteria described below under “Director Qualifications;” (4) a representation that the stockholder is a holder of record of stock of the Company entitled to vote on the date of submission of such written materials; and (5) any material interest of the stockholder in the recommended nomination.

Any stockholder nominations recommended for consideration by the Nominating and Governance Committee should be addressed to:

Chair of the Nominating and Governance Committee

SanDisk Corporation

601 McCarthy Boulevard

Milpitas, CA 95035

Director Qualifications

The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	Reputation for integrity, strong moral character and adherence to high ethical standards;

•	Holds or has held a generally recognized position of leadership in the community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	Demonstrated business acumen and experience, and ability to exercise sound business judgment in matters that relate to the current and long-term objectives of the Company;

•	Ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	Commitment to understand the Company and its business, industry and strategic objectives;

•

Commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and stockholders, the number of other company boards on which the candidate serves and ability to generally fulfill all responsibilities as a Director of the Company;

•	Willingness to represent and act in the interests of all stockholders of the Company rather than the interests of a particular group;

•	Good health and ability to serve;

•

For prospective non-employee Directors, independence under the SEC and applicable stock exchange rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director; and

•	Willingness to accept the nomination to serve as a Director of the Company.

Other Factors for Potential Consideration

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills and experiences;

•

Whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and stock exchange rules;

•

For incumbent Directors standing for re-election, the Nominating and Governance Committee will assess the incumbent Director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; the number of other company boards on which the individual serves; the composition of the Board at that time; any changed circumstances affecting the individual Director, which may bear on his or her ability to continue to serve on the Board or his or her value to the Board; and the Company’s retirement policy for directors, as set forth in its Corporate Governance Principles; and

•	Composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee initiates the process by preparing a slate of potential candidates who, based on their biographical information and other information available to the Nominating and Governance Committee, appear to meet the criteria specified above and/or who have specific qualities, skills or experience being sought (based on input from the full Board).

•	Outside Advisors. The Nominating and Governance Committee may engage a third-party search firm or other advisors to assist in identifying prospective nominees.

•

Nomination of Incumbent Directors. The re-nomination of existing Directors is not automatic, but is based on continuing qualification under the criteria set forth above and the Corporate Governance Principles of the Company.

•

Management Directors. The number of officers or employees of the Company serving at any time on the Board should be limited such that, at all times, a majority of the Directors is “independent” under the applicable SEC and stock exchange rules.

After reviewing appropriate biographical information and qualifications, first-time candidates the Nominating and Governance Committee proposes to include on the slate of potential candidates described above, including those proposed to fill any vacancy, will be interviewed by at least one member of the Nominating and Governance Committee and by the Chief Executive Officer. Upon completion of the above procedures, the Nominating and Governance Committee shall determine the list of potential candidates to be recommended to the full Board for nomination at the annual meeting or to fill any vacancy on the Board. The Board of Directors will select the slate of nominees, including any nominee to fill a vacancy, only from candidates identified, screened and approved by the Nominating and Governance Committee.

Special Option Committee

The Special Option Committee of the Board of Directors has the authority to grant options and stock units solely to employees other than Section 16 officers and Directors. The Special Option Committee, comprised of Director Harari, acted by written consent on 35 occasions during fiscal 2008. The Special Option Committee acts pursuant to limiting guidelines adopted by the Board of Directors.

Secondary Executive Committee

The Secondary Executive Committee of the Board of Directors has the authority to grant stock options (but not stock units or other share-based awards) to employees other than Section 16 officers and Directors. The Secondary Executive Committee may be comprised of one or more officers of the Company and is currently comprised of Mr. Mehrotra and Ms. Bruner. Each of Mr. Mehrotra and Ms. Bruner may act independently on behalf of the Secondary Executive Committee. The Secondary Executive Committee acted by written consent on 11 occasions during fiscal 2008. The Secondary Executive Committee acts pursuant to limiting guidelines adopted by the Board of Directors.

DIRECTOR COMPENSATION—FISCAL 2008

The following table presents information regarding the compensation paid during fiscal 2008 to individuals who were members of our Board of Directors at any time during fiscal 2008 and who were not also our employees (referred to herein as “Non-Employee Directors”). The compensation paid to any director who was also one of our employees during fiscal 2008 is presented below in the Summary Compensation Table — Fiscal 2006—2008, and the related explanatory tables. Such employee-directors are generally not entitled to receive additional compensation for their services as directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (1)(2)(3) (c)	Option Awards ($) (1)(2)(3) (d)	All Other Compensation ($) (e)	Total ($) (f)
Irwin Federman	72,000	77,222	76,380	—	225,602
Steven J. Gomo	60,000	157,609	192,290	—	409,989
Eddy W. Hartenstein	47,500	153,023	193,161	—	393,684
Catherine P. Lego	70,000	77,222	280,782	—	428,004
Michael E. Marks	59,500	77,222	76,380	—	213,102
Dr. James D. Meindl	47,500	32,713	29,481	—	109,694

(1)

The amounts reported in columns (c) and (d) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2008 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in columns (c) and (d) above, please see the discussion of stock and option awards contained in Note 9 (“Compensation and Benefits”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report on Form 10-K/A filed with the SEC on February 26, 2009, which note is incorporated herein by reference.

(2)

As described below, in fiscal 2008 we granted each of our Non-Employee Directors an award of 6,250 stock options and 2,814 restricted stock units. Each of the stock option awards had a value (for financial statement reporting purposes) equal to $71,263 on the grant date, and each of the restricted stock unit awards had a value (for financial statement reporting purposes) equal to $79,073 on the grant date. See footnote (1) above for the assumptions used to value these awards.

(3)

The following table presents the number of outstanding and unexercised option awards and the number of unvested stock awards (which term includes restricted stock units for purposes of this Proxy Statement) held by each of our Non-Employee Directors as of December 31, 2008.

Director	Number of Shares Subject to Outstanding Option Awards as of 12/31/08	Number of Unvested Shares or Units as of 12/31/08
Irwin Federman	25,000	9,064
Steven J. Gomo	37,500	16,592
Eddy W. Hartenstein	43,750	16,847
Catherine P. Lego	123,000	9,064
Michael E. Marks	121,000	9,064
Dr. James D. Meindl	89,000	9,064

Director Compensation

Compensation for Non-Employee Directors during fiscal 2008 generally consisted of an annual retainer, committee membership fees and annual share-based awards.

Annual Retainer and Committee Membership Fees

The following table sets forth the schedule of the annual retainer and committee membership fees for each Non-Employee Director in effect during fiscal 2008:

Type of Fee	Dollar Amount
Annual Board Retainer	$40,000
Additional Annual Fee to Chair of Audit Committee	$30,000
Additional Annual Fee to Chairs of Compensation Committee and Nominating and Governance Committee	$12,000
Additional Annual Fee to non-Chair Member of Audit Committee	$20,000
Additional Annual Fee to non-Chair Member of Compensation Committee and Nominating and Governance Committee	$7,500

All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Share-Based Awards

Under our Non-Employee Director compensation policy as currently in effect, a Non-Employee Director who first takes office and who has not been employed by the Company in the preceding twelve months receives, at the time of his or her election or appointment to the Board, (i) an initial option grant to purchase 25,000 shares of the Company’s Common Stock (the “Initial Option Grant”), and (ii) an initial restricted stock unit grant for a number of units determined by dividing $320,000 by the average closing price per share of Common Stock on the NASDAQ Global Select Market for the five trading days ended on, and including, the grant date (the “Initial Unit Grant”). Each Non-Employee Director who has served in that capacity for at least six months at the time of grant also receives an annual award consisting of (i) an option grant to purchase 6,250 shares of Common Stock (the “Annual Option Grant”), and (ii) a restricted stock unit grant for a number of units determined by dividing $80,000 by the average closing price per share of Common Stock on the NASDAQ Global Select Market for the five trading days ended on, and including, the grant date (the “Annual Unit Grant”). The initial and annual awards described above are granted under, and are subject to, the Company’s 2005 Incentive Plan (the “2005 Plan”).

Initial and Annual Stock Option Grants.

The Initial and Annual Option Grants are granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s share-based award grant practices, the fair market value is equal to the closing price of a share of the Company’s Common Stock on the NASDAQ Global Select Market on the grant date.

The stock options granted to Non-Employee Directors are immediately exercisable. However, upon a Non-Employee Director’s cessation of service with the Company, any shares purchased upon exercise of the option that have not vested (as described below) are subject to repurchase by the Company at the lower of (i) the exercise price paid for the shares or (ii) the fair market value of the shares at the time of repurchase (as determined under the 2005 Plan). This type of stock option is generally referred to as an “early exercise” stock option because the holder is permitted to exercise the option prior to the time that the underlying shares vest. Subject to the Non-Employee Director’s continued service, the shares subject to the Initial Option Grant vest, and the Company’s repurchase right lapses, in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the shares subject to the Annual Option Grant vest, and the Company’s repurchase right lapses, in one installment on the earlier of (i) first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date.

Once vested, each option will generally remain exercisable for fully vested shares of Common Stock (i.e., shares which are not subject to the Company’s repurchase right) until its normal expiration date. Each of the options granted to our Non-Employee Directors under the 2005 Plan has a term of seven years. However, vested stock options may terminate earlier in connection with a change in control of the Company. Shares subject to the option that have not vested will immediately terminate (or be subject to the Company’s repurchase right to the extent already purchased under the option) upon the cessation of the Non-Employee Director’s service. However, the shares subject to options vest, and the Company’s repurchase right lapses, in full if the Non-Employee Director’s cessation of service is as a result of the director’s death or permanent disability. Non-Employee Directors generally have twelve months to exercise the vested portion of the option following a cessation of service.

The options granted to Non-Employee Directors do not include any dividend or dividend equivalent rights. However, Non-Employee Directors are entitled to dividends with respect to shares purchased under an option, whether or not such shares have vested under the option, at the same rate as of the Company’s other stockholders.

Initial and Annual Restricted Stock Unit Grants.

Each restricted stock unit awarded to our Non-Employee Directors represents a contractual right to receive one share of the Company’s Common Stock if the time-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Non-Employee Director.

Subject to the Non-Employee Director’s continued service, the units subject to the Initial Unit Grant vest in four substantially equal annual installments on each of the first through fourth anniversaries of the grant date. Subject to the Non-Employee Director’s continued service, the units subject to the Annual Unit Grant vest in one installment on the earlier of (i) the first anniversary of the grant date or (ii) the day immediately preceding the next annual meeting of the Company’s stockholders following the grant date. Upon the cessation of the Non-Employee Director’s service, any unvested restricted stock units will generally terminate. However, restricted stock units granted to a Non-Employee Director vest in full if the Non-Employee Director’s cessation of service is as a result of the director’s death or permanent disability.

Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they become vested. Non-Employee Directors are not entitled to voting or dividend rights with respect to the restricted stock units, and the restricted stock units generally may not be transferred, except to the Company or to a beneficiary of the Non-Employee Director upon his or her death. Non-Employee Directors are, however, entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Non-Employee Director’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

The Board of Directors administers the 2005 Plan as to Non-Employee Director awards and has the ability to interpret and make all required determinations under the plan, subject to plan limits. This authority includes making required proportionate adjustments to outstanding awards to reflect any impact resulting from various corporate events such as reorganizations, mergers and stock splits. Pursuant to the terms of the 2005 Plan, stock options and restricted stock units granted to our Non-Employee Directors may vest on an accelerated basis in connection with a change in control of the Company.

Required Vote

The affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 1 is required for approval of Proposal No. 1.

Recommendation of the Board of Directors

The Board believes that Proposal No. 1 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the election of all of the above nominees.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010, and is asking the Company’s stockholders to ratify this appointment. The affirmative vote of the holders of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 2 will be required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Ernst & Young LLP has audited the Company’s financial statements annually since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the Ernst & Young LLP fees incurred by the Company for professional services rendered during the 2008 and 2007 fiscal years:

	2008	2007
Audit Fees (a)	$3,383,000	$3,922,000
Audit-Related Fees (b)	185,000	219,000
Tax Fees (c)	543,000	627,000
All Other Fees (d)	6,000	57,000

(a)

Audit fees consist of professional services provided in connection with the integrated audit of the Company’s financial statements and review of the Company’s quarterly financial statements that include professional services provided in connection with the annual audit of the Company’s internal control over financial reporting. The fees also include professional services provided in fiscal 2007 in connection with the msystems Ltd. acquisition and new and existing statutory audits of subsidiaries or affiliates of the Company.

(b)	Audit-related fees consist primarily of accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

(c)

For fiscal years 2008 and 2007, tax fees principally included tax compliance fees, including expatriate compliance services. Total compliance fees were $414,000 and $407,000 for fiscal 2008 and 2007, respectively. Tax fees also include tax advice and tax planning fees of $129,000 and $220,000 for fiscal 2008 and 2007, respectively.

(d)	All other fees includes online research tools, grant funding requests and other services.

All of the fiscal 2008 services described above were pre-approved by the Audit Committee to the extent required by Section 10A of the Securities Exchange Act of 1934, as amended, which requires audit committee pre-approval of audit and non-audit services provided by the Company’s independent registered public accounting firm. In accordance with Section 10A under the Securities Exchange Act of 1934, as amended, the Audit Committee may delegate to any member of the Audit Committee (referred to as the “Audit Committee

Delegate”) the authority to pre-approve services not prohibited by law to be performed by the Company’s independent registered public accounting firm. The Audit Committee has appointed Catherine P. Lego as the Audit Committee Delegate and, as such, Ms. Lego reports any decision to pre-approve permissible services to the full Audit Committee at its next regular meeting. In addition, from time to time, the Audit Committee has adopted and/or revised a Pre-Approval Policy under which particular services or categories of services are pre-approved, subject to certain specified maximum dollar amounts. Such pre-approval is generally granted for a term of twelve (12) months from the date of pre-approval and automatically renews at the end of the one-year period unless revoked or revised by the Audit Committee.

The Audit Committee has concluded that the provision of the audit-related services, tax services and other non-audit services identified above is compatible with the principal accountants’ independence.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 2 is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010. Should such stockholder approval not be obtained, the Audit Committee will reconsider its appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010.

Recommendation of the Board of Directors

The Board believes that Proposal No. 2 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2010.

PROPOSAL NO. 3

CHARTER AMENDMENT—ELIMINATE CUMULATIVE VOTING

The Company is seeking stockholder approval of an amendment to its Amended and Restated Certificate of Incorporation (“Charter”) to eliminate cumulative voting for directors as currently provided in Article IV, Section C.4 thereof. Last year, the Company’s stockholders voted in favor of a stockholder proposal to implement a majority voting standard. The Board believes that cumulative voting is inconsistent with the adoption of a majority voting standard. After extensive deliberation, the Board believes that a majority voting standard is appropriate for our Company and, therefore, recommends that the stockholders approve a proposed amendment to the Company’s Charter to eliminate cumulative voting as a necessary step in implementing the majority voting standard approved by our stockholders at last year’s annual meeting.

Currently, the second sentence of Article IV, Section C.4 of the Company’s Charter provides that: “The holders of shares of Common Stock shall be entitled to cumulate shares for purposes of voting to elect the Corporation’s directors on the terms and in the manner set forth in the Bylaws.” Under a cumulative voting standard, each holder of Common Stock is entitled to cast a number of votes equal to the number of votes he or she would be entitled to cast with respect to his or her shares of stock multiplied by the number of directors to be elected. A stockholder is then permitted to distribute that number of votes among the director candidates in any manner he or she wishes, including giving one candidate all of the votes that he or she is entitled to cast.

The Board believes that each director should be elected in an uncontested election only if he or she receives a majority of the votes cast in that election. The Board also believes that cumulative voting is inconsistent with a majority voting standard, as cumulative voting empowers stockholder minorities and majority voting requires the Company’s directors to be elected only if they are supported by stockholders holding a majority of the votes cast. Cumulative voting, however, could result in a director nominee achieving a “majority” vote without the support of a majority of stockholders. The Board believes that a director elected in this manner could create partisanship and divisiveness among Board members and impair the Board’s ability to operate effectively as a governing body, to the detriment of a significant majority of the Company’s stockholders. Therefore, the Board is asking the Company’s stockholders to vote in favor of this proposed amendment to the Company’s Charter to eliminate cumulative voting. The full text of the proposed amendment to the Company’s Charter is set forth on Annex A.

If this proposal is adopted by the Company’s stockholders, the Board will implement a majority voting standard by taking the following steps: First, the Board will amend the Company’s Bylaws to provide for a director election standard under which, in uncontested elections, a nominee for director shall be elected or re-elected by the affirmative vote of a majority of the votes cast at a meeting of stockholders. Second, the Board will amend the Company’s Corporate Governance Principles to provide that the Board will nominate a candidate for election or re-election as a director only if that candidate agrees to tender an irrevocable resignation in advance of the meeting for the election of directors that will become effective if (1) the candidate does not receive the vote required for election and (2) the Board determines to accept that resignation. The decision of the Board regarding the acceptance or rejection of such resignation will be publicly disclosed by the Company within 90 days after certification of the election results.

The Board believes that approval of this proposal is necessary to implement the majority voting standard approved by the Company’s stockholders at last year’s annual meeting, and that such a standard will benefit the Company and its stockholders by enhancing Board accountability and effecting the will of the Company’s majority stockholders.

Required Vote

Adoption of the amendment to the Charter to eliminate cumulative voting requires the vote of a majority of the issued and outstanding shares of the Company’s Common Stock. Votes, abstentions and broker non-votes will be counted as set forth above in “VOTING RIGHTS.” If this proposal is approved, promptly after the

Annual Meeting, the Company will file a Certificate of Amendment setting forth the amendment with the Secretary of State of the State of Delaware. The amendment to the Charter will be effective immediately upon acceptance of filing by the Secretary of State of the State of Delaware. Promptly thereafter, the Board would amend the Company’s Bylaws and Corporate Governance Principles as described above to implement a majority voting standard in uncontested elections of directors of the Company.

Recommendation of the Board of Directors

The Board believes that Proposal No. 3 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the elimination of cumulative voting.

PROPOSAL NO. 4

APPROVAL OF AMENDMENT TO INCREASE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE SANDISK CORPORATION 2005 INCENTIVE PLAN

General

The stockholders are being asked to approve an amendment to the Company’s Amended and Restated 2005 Incentive Plan (the “2005 Plan”), which was adopted, subject to stockholder approval, by the Board of Directors on March 18, 2009. The proposed amendment would increase the number of shares of Common Stock reserved for issuance under the 2005 Plan by an additional 5,000,000 shares, which is expected to be used over multiple years.

The shares available for grant under the 2005 Plan as of March 6, 2009 are as follows:

Shares approved for future grant under the 2005 Plan on and after May 27, 2005	20,700,000
Shares that became available under the 2005 Plan pursuant to the cancellation or termination of awards under predecessor plans between May 27, 2005 and March 6, 2009	1,607,728
Awards granted under the 2005 Plan between May 27, 2005 and March 6, 2009, net of cancellations	18,093,952

Remaining shares available for future grant under the 2005 Plan, as of March 6, 2009	4,213,776

While the Company has been reducing the size of the average grant given to new and existing employees, unless an increase in the number of shares of Common Stock reserved for issuance under the 2005 Plan is approved, the Company expects to exhaust the shares currently available for future grant in 2010. The requested increase of 5,000,000 shares to the 2005 Plan share reserve is expected to be used over multiple years.

The Company believes that equity-based incentives have played a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. For that reason, the Company has structured the 2005 Plan to provide the Company with substantial flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, such as stock appreciation rights, restricted stock and restricted stock units. Accordingly, the 2005 Plan provides the Company with a broad array of equity incentives to utilize for purposes of attracting and retaining the services of key individuals. The proposed amendment will furnish the Company with the additional shares the Company needs to remain competitive in the marketplace for executive talent and other key employees.

If the Company’s stockholders do not approve this 2005 Plan proposal, then, subject to Proposal No. 5 below, the current share limits under, and other terms and conditions of, the 2005 Plan will continue in effect.

Summary Description of the 2005 Plan

The principal terms of the 2005 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2005 Plan, which appears (as proposed to be amended) as Annex B to this Proxy Statement and can be reviewed on the SEC’s website at http://www.sec.gov. You may also obtain, free of charge, a copy of the 2005 Plan by writing to Investor Relations at the Company’s principal offices at 601 McCarthy Blvd., Milpitas, California 95035.

Incentive Programs. The 2005 Plan consists of three separate equity incentive programs: (i) the discretionary grant program, (ii) the stock issuance and cash bonus program and (iii) the automatic grant program for the non-employee members of the Company’s Board of Directors. The principal features of each program are described below.

Administration. The Compensation Committee of the Company’s Board of Directors will have the exclusive authority to administer the discretionary grant and stock issuance and cash bonus programs with respect to option grants, stock issuances and other stock-based awards made to the Company’s executive officers and Board members and will also have the authority to make grants, awards and issuances under those programs to all other eligible individuals. As authorized by the 2005 Plan, the Company’s Board of Directors has appointed a Special Option Committee to have separate but concurrent authority with the Compensation Committee to make grants, awards and issuances under those two programs to individuals other than executive officers and Board members. The Special Option Committee currently consists of one Board member, but may in the future consist of more than one Board member, as determined by the Board. The Board has also appointed a Secondary Executive Committee to have separate but concurrent authority to make grants under the discretionary grant program to individuals other than executive officers and Board members. The Secondary Executive Committee currently consists of two officers, but may in the future consist of one or more officers, as determined by the Board. The term “plan administrator,” as used in this summary, will mean the Company’s Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative authority under the 2005 Plan.

The Compensation Committee will have the limited discretion under the automatic grant program to determine the number of shares subject to each grant made under that program, up to the maximum number of shares permissible per grant, but all grants will otherwise be made in strict compliance with the express terms of that program.

Eligibility. Executive officers and employees, as well as independent consultants and contractors, in the Company’s employ or in the employ of the Company’s parent or subsidiary companies (whether now existing or subsequently established) will be eligible to participate in the discretionary grant and stock issuance and cash bonus programs. The non-employee members of the Company’s Board of Directors will also be eligible to participate in the discretionary grant and stock issuance programs as well as the automatic grant program. As of March 6, 2009, approximately 3,320 employees (including 4 executive officers) were eligible to participate in the discretionary grant and stock issuance programs, and six non-employee Board members were eligible to participate in those programs and the automatic grant program.

Securities Subject to 2005 Plan. As of March 6, 2009, 22,307,728 shares of the Common Stock were available for grant under the 2005 Plan. If the share increase which is the subject of this 2005 Plan proposal is approved by the Company’s stockholders, then the number of shares of the Common Stock reserved for issuance over the term of the plan will increase from 22,307,728 shares to 27,307,728 shares. As part of the original provisions of the 2005 Plan previously approved by the Company’s stockholders, the share reserve is automatically increased by up to an additional 10,000,000 shares of Common Stock, to the extent any options outstanding under the Company’s predecessor 1995 Stock Option Plan or predecessor 1995 Non-Employee Directors Stock Option Plan (collectively, the “Predecessor Plans”) subsequently expire or terminate unexercised. Such latter increase will occur whether or not the stockholders approve the share increase which is the subject of this 2005 Plan proposal.

As of March 6, 2009, 17,379,917 shares were subject to awards outstanding under the 2005 Plan and an additional 4,213,776 shares remained available for future grant under the 2005 Plan. Additionally, 9,411,083 shares were subject to awards granted under Predecessor Plans and 2,368,917 shares were subject to awards granted under plans assumed in connection with acquisitions.

No participant in the 2005 Plan may receive option grants, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other stock-based awards for more than 1,000,000 shares of Common Stock in any single calendar year, subject to adjustment for subsequent stock splits, stock dividends and similar transactions. This limitation will assure that any deductions to which the Company would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the discretionary grant program will not be subject to the $1 million limitation on the income tax deductibility of compensation paid per executive officer imposed under Section 162(m). In addition, one or more shares issued under the stock issuance program may also qualify as performance-based compensation that is not subject to the Section 162(m) limitation, if the vesting of those shares is tied solely to the attainment of one or more of the corporate performance milestones discussed below in the summary description of that program. In 2006, stockholders approved the performance-based award features of the stock issuance and cash bonus program.

The shares of Common Stock issuable under the 2005 Plan may be drawn from shares of the Company’s authorized but unissued Common Stock or from shares of Common Stock that the Company acquires, including shares purchased on the open market or in private transactions.

Shares subject to any outstanding options or other awards under the 2005 Plan that remain unissued when those options or awards expire or terminate will be available for subsequent grants and awards under the 2005 Plan. Any unvested shares issued under the 2005 Plan that are subsequently forfeited or that the Company repurchases at a price not greater than the original issue price paid per share pursuant to the Company’s repurchase rights under the 2005 Plan, will be added back to the share reserve under the 2005 Plan and will accordingly be available for subsequent issuance. There are no net counting provisions in effect under the 2005 Plan. Accordingly, the following share counting procedures will apply:

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Should the exercise price of an option be paid in shares of the Company’s Common Stock, then the number of shares reserved for issuance under the 2005 Plan will be reduced by the gross number of shares for which that option is exercised, and not by the net number of new shares issued under the exercised option.

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Should shares of Common Stock otherwise issuable under the 2005 Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an option or stock appreciation right or the issuance or vesting of shares under the stock issuance program, then the number of shares of Common Stock available for issuance under the 2005 Plan will be reduced by the full number of shares issuable under the exercised option or stock appreciation right or the full number of shares issuable or vesting under the stock issuance program, calculated in each instance prior to any such share withholding.

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Upon the exercise of any stock appreciation right granted under the 2005 Plan, the share reserve will be reduced by the gross number of shares as to which such stock appreciation right is exercised, and not by the net number of shares actually issued upon such exercise.

Equity Incentive Programs

Discretionary Grant Program. Under the discretionary grant program, eligible persons may be granted options to purchase shares of the Company’s Common Stock or stock appreciation rights tied to the value of the Common Stock. The plan administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock appreciation rights, the time or times when those options or stock appreciation rights are to be granted, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the grant, the maximum term for which the granted option or stock appreciation right is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent of the fair market value of the option shares on the grant date. No granted option will have a term in excess of seven (7) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by the Company, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee’s actual cessation of service.

The 2005 Plan allows the issuance of two types of stock appreciation rights under the discretionary grant program:

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Tandem stock appreciation rights provide the holders with the rights to surrender their options for an appreciation distribution from the Company in an amount equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares.

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Stand-alone stock appreciation rights allow the holders to exercise those rights as to a specific number of shares of Common Stock and receive in exchange an appreciation distribution from the Company in an amount equal to the excess of (i) the fair market value of the shares of Common Stock as to which those rights are exercised over (ii) the aggregate base price in effect for those shares. The base price per share may not be less than the fair market value per share of Common Stock on the date the stand-alone stock appreciation right is granted, and the right may not have a term in excess of seven (7) years.

The distribution on any exercised tandem or stand-alone stock appreciation right will be made in shares of the Company’s Common Stock. Stock appreciation rights will remain exercisable for a limited period following the holder’s cessation of service, but only to the extent those rights are exercisable at the time of such cessation of service. The plan administrator will have complete discretion to extend the period following the holder’s cessation of service during which his or her outstanding stock appreciation rights may be exercised and/or to accelerate the exercisability or vesting of those stock appreciation rights in whole or in part. Such discretion may be exercised at any time while the stock appreciation right remains outstanding, whether before or after the holder’s actual cessation of service.

Repricing Prohibition. The plan administrator may not implement any of the following repricing programs without obtaining stockholder approval: (i) the cancellation/regrant of outstanding options or stock appreciation rights in return for new options or stock appreciation rights with a lower exercise price per share, (ii) the cancellation of outstanding options or stock appreciation rights with exercise prices per share in excess of the then current fair market value per share of Common Stock for consideration payable in the Company’s equity securities, or (iii) the direct reduction of the exercise price in effect for outstanding options or stock appreciation rights.

Stock Issuance and Cash Bonus Programs. Shares may be issued under the stock issuance program at a price per share not less than their fair market value, payable in cash or other valid consideration under Delaware law. Shares may also be issued as a bonus for past services without any cash purchase price required of the recipient. Shares of Common Stock may also be issued under the program pursuant to share right awards or restricted stock units, which entitle the recipients to receive those shares, without the payment of any cash purchase price, upon the attainment of designated performance goals or the completion of a prescribed service period or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the recipient’s service with the Company.

The maximum number of shares which may be issued without cash consideration under the stock issuance program (whether as direct stock issuances or pursuant to restricted stock units or other share-right awards) may not exceed ten percent (10%) of the total number of shares of Common Stock from time to time authorized for issuance under the 2005 Plan, including (without limitation): (i) any shares added to the 2005 Plan reserve by reason of the expiration or termination of outstanding options under the Predecessor Plans prior to exercise,

(ii) any increases to the reserve under the 2005 Plan approved by the Company’s stockholders, including the increase which is the subject of this 2005 Plan proposal, and (iii) any adjustments to the share reserve by reason of stock dividends, stock splits or similar transactions affecting the outstanding Common Stock. As described in Proposal No. 5 of this Proxy Statement below, stockholders are being asked to approve an amendment to the 2005 Plan that would increase the allocation of the number of shares available for such awards by an additional fifteen percent (15%), so that up to twenty-five percent (25%) of the total number of shares of Common Stock authorized for issuance under the 2005 Plan may be issued without cash consideration.

The plan administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances or stock-based awards, the time or times when those issuances or awards are to be made, the number of shares subject to each such issuance or award, the vesting schedule to be in effect for the issuance or award and the cash consideration (if any) payable per share. The shares issued may be fully and immediately vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. Performance-based awards granted under the 2005 Plan that may be paid only in cash and not related to shares and that are granted to any one individual in any one calendar year will not provide for payment of more than $5,000,000.

In order to assure that the compensation attributable to one or more restricted stock issuances, restricted stock units or other stock-based awards, or cash bonus opportunities under the program will qualify as performance-based compensation which will not be subject to the $1 million limitation on the income tax deductibility of the compensation paid per executive officer which is imposed under Section 162(m), the plan administrator will also have the discretionary authority to structure one or more restricted stock issuances, restricted stock units or other stock-based awards so that the shares of Common Stock subject to those issuances, units or awards or, in the case of a cash bonus opportunity, the right to receive any payment with respect to such opportunity, will vest only upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (1) return on total stockholder equity; (2) earnings per share; (3) net income or operating income before or after acquisition-related charges and charges for stock-based compensation (all before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) earnings before interest, taxes, depreciation, amortization, acquisition-related charges and charges for stock-based compensation, (6) sales or revenue targets; (7) return on assets, capital or investment; (8) cash flow; (9) market share; (10) cost reduction goals; (11) budget comparisons; (12) measures of customer satisfaction; (13) any combination of, or a specified increase in, any of the foregoing; (14) new product development or successful completion of research and development projects; and (15) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to increase the Company’s revenue or profitability or enhance the Company’s customer base. In addition, such performance goals may be based upon the attainment of specified levels of the Company’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Company’s business units or divisions or any parent or subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned.

The plan administrator will have the discretionary authority at any time to accelerate the vesting of any and all shares of restricted stock or other unvested shares outstanding under the stock issuance program. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Outstanding restricted stock units or other stock-based awards under the stock issuance program will automatically terminate, and no shares of the Company’s Common Stock will actually be issued in satisfaction of those units or awards, if the performance goals or service requirements established for such units or awards are not attained. The plan administrator, however, will have the discretionary authority to issue shares of the Company’s Common Stock in satisfaction of one or more outstanding restricted stock units or other stock-based right awards as to which the designated performance goals or service requirements are not attained. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to units or awards which were intended at the time of issuance to qualify as performance-based compensation under Section 162(m), except in the event of certain involuntary terminations or changes in control or ownership.

Automatic Grant Program. Under the automatic grant program, each non-employee Board member will automatically receive, upon his or her initial appointment or election to the Board, an option grant for a specified number of shares of the Company’s Common Stock, provided such individual has not been in the Company’s employ during the immediately preceding twelve (12) months. In addition, on the date of each annual stockholders meeting, each individual serving as a non-employee Board member at that time will automatically be granted an option to purchase a specified number of shares of the Company’s Common Stock, provided such individual has served on the Company’s Board for at least six (6) months. The specific number of shares subject to each such initial or annual option grant will be determined by the Compensation Committee of the Company’s Board of Directors, but will not exceed 150,000 shares in the case of an initial grant or 40,000 shares in the case of an annual grant. Accordingly, the size of the initial option grant may vary as to each new non-employee Board member, and the size of the annual option grants may vary from year to year.

Each automatic grant will have an exercise price per share equal to the fair market value per share of the Company’s Common Stock on the grant date and will have a term of seven (7) years, subject to earlier termination following the optionee’s cessation of board service. The option will be immediately exercisable for all of the option shares; however, the Company may repurchase, at the lower of the exercise price paid per share or the fair market value per share, any shares purchased under the option which are not vested at the time of the optionee’s cessation of board service. The shares subject to each initial 150,000-or-less-share automatic option grant will vest in four successive equal annual installments upon the optionee’s completion of each year of board service over the four-year period measured from the grant date. The shares subject to each annual automatic option grant made to a continuing Board member will vest upon the earlier of (i) that individual’s completion of one (1) year of Board service measured from the grant date or (ii) such individual’s continuation in Board service through the day immediately preceding the date of the next annual stockholders meeting following such grant date. However, the shares will immediately vest in full upon the optionee’s death or disability while a board member or upon the occurrence of certain changes in ownership or control.

The option grants under the automatic option grant program will be taxable as non-statutory options under the U.S. Federal income tax laws.

Our Compensation Committee will have the authority to award to one or more non-employee Board members, in lieu of all or a portion of the initial or annual automatic option grants, unvested shares of the Company’s Common Stock or restricted stock units covering such shares which in each instance have an aggregate fair market value substantially equal to the fair value (as determined for financial reporting purposes in accordance with Statement of Financial Accounting Standard No. 123(R) or any successor standard) of the automatic option grant which such award replaces. Any such alternative award will be made at the same time the automatic option grant which it replaces would have been made, and the vesting provisions (including vesting acceleration) applicable to such award will be substantially the same as in effect for the automatic option grant so replaced.

General Provisions

Vesting Acceleration. In the event the Company should experience a change in control, the following special vesting acceleration provisions will be in effect for all options, stock appreciation rights and other awards granted or made under the discretionary grant and stock issuance programs:

(i) Each outstanding option or stock appreciation right under the discretionary grant program will automatically accelerate in full upon a change in control, if that option or stock appreciation right is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash retention program which preserves the spread existing on the unvested shares subject to the option or stock appreciation right (the excess of the fair market value of those shares over the exercise or base price payable for such shares) and provides for subsequent payout of that spread in accordance with the same vesting schedule in effect for those shares.

(ii) All unvested shares outstanding under the discretionary grant and stock issuance programs will immediately vest upon a change in control, except to the extent the Company’s repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. Each outstanding restricted stock unit or other stock-based award under the stock issuance program will vest as to the number of shares of the Company’s Common Stock subject to such unit or award upon the occurrence of a change in control, unless the unit or award is assumed by the successor corporation or otherwise continued in effect or is replaced with a cash retention program which preserves the fair market value of the underlying shares and provides for subsequent payout of that value in accordance with the same vesting schedule in effect for those shares.

(iii) The plan administrator will have complete discretion to grant one or more options or stock appreciation rights under the discretionary grant program which will vest and become exercisable for all the shares in the event the individual’s service with the Company or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options or stock appreciation rights are assumed or otherwise continued in effect. The vesting of outstanding shares and the vesting and issuance of the shares of Common Stock subject to outstanding restricted stock units or other stock-based awards under the stock issuance program may also be structured to accelerate upon similar terms and conditions.

(iv) The plan administrator will have the discretion to structure one or more option grants or stock appreciation rights under the discretionary grant program so that those options or stock appreciation rights will immediately vest upon a change in control, whether or not the options or stock appreciation rights are to be assumed or otherwise continued in effect. The plan administrator may also structure unvested stock issuances or restricted stock units or other share rights awards under the stock issuance program so that those issuances or awards will in all events vest immediately upon a change in control.

(v) A change in control will be deemed to occur in the event (a) the Company is acquired by merger or asset sale, (b) there occurs a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Company’s assets, or (c) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders.

(vi) The plan administrator will also have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the discretionary grant program so that those options or stock appreciation rights will, immediately prior to the effective date of a hostile take-over, vest and become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights. In addition, the plan administrator will have the authority to structure one or more awards under the stock issuance program so that the shares of Common Stock subject to those awards will immediately vest upon the consummation of a hostile take-over. Alternatively, the plan administrator may condition such vesting acceleration upon the subsequent termination of the individual’s service within a designated period following the effective date of such hostile take-over.

(vii) A hostile take-over will be deemed to occur if (a) there is a change in the majority of the Company’s Board of Directors as a result of one or more contested elections for board membership or (b) securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are acquired pursuant to a hostile tender offer.

The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

Changes in Capitalization. In the event any change is made to the outstanding shares of the Company’s Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company’s receipt of consideration, appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2005 Plan; (ii) the maximum number and/or class of securities by which the share reserve may increase by reason of the expiration or termination of unexercised options under the Predecessor Plans, (iii) the maximum number and/or class of securities which may be issued without cash consideration under the stock issuance program, (iv) the maximum number and/or class of securities for which any one person may be granted stock options, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) and other stock-based awards under the 2005 Plan per calendar year; (v) the number and/or class of securities and the exercise price or base price per share in effect under each outstanding option or stock appreciation right; (vi) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award and the cash consideration (if any) payable per share; and (vii) the maximum number and/or class of securities for which grants may subsequently be made under the automatic grant program to new and continuing non-employee board members. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the 2005 Plan or the outstanding awards thereunder.

Valuation. The fair market value per share of the Company’s Common Stock on any relevant date under the 2005 Plan will be deemed to be equal to the closing selling price per share on that date on the NASDAQ National Market (now the NASDAQ Global Select Market). On March 6, 2009, the fair market value per share of the Company’s Common Stock determined on such basis was $7.79.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. The holder of a stock appreciation right will not have any stockholder rights with respect to the shares subject to that right unless and until such person exercises the right and becomes the holder of record of any shares of the Company’s Common Stock distributed upon such exercise. Options are not assignable or transferable other than by will or the laws of inheritance following the optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. However, the plan administrator may structure one or more non-statutory options under the 2005 Plan so that those options will be transferable during optionee’s lifetime to one or more members of the optionee’s family or to a trust established for the optionee and/or one or more such family members or to the optionee’s former spouse, to the extent such transfer is in connection with the optionee’s estate plan or pursuant to a domestic relations order. Stand-alone stock appreciation rights will be subject to the same transferability restrictions applicable to non-statutory options.

A participant will have certain stockholder rights with respect to the shares of Common Stock issued to him or her under the 2005 Plan, whether or not his or her interest in those shares is vested. Accordingly, the participant will have the right to vote such shares and to receive dividends paid on such shares, but will not have the right to transfer such shares prior to vesting. A participant will not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit or other share right award until that unit or award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock units or other share-right awards, subject to such terms and conditions as the plan administrator may deem appropriate.

Special Tax Election. The plan administrator may provide one or more holders of options, stock appreciation rights, vested or unvested stock issuances, restricted stock units or any other stock-based awards under the 2005 Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the exercise of those options or stock appreciation rights, the issuance of vested shares or the vesting of unvested shares issued to them. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of the Company’s Common Stock in payment of such withholding tax liability.

Amendment and Termination. The Company’s Board of Directors may amend or modify the 2005 Plan at any time, subject to any stockholder approval requirements under applicable law or regulation or pursuant to the listing standards of the stock exchange on which the Company’s shares of Common Stock are at the time primarily traded. Unless sooner terminated by the Company’s Board of Directors, the 2005 Plan will terminate on the earliest of (i) March 15, 2015, (ii) the date on which all shares available for issuance under the 2005 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options, stock appreciation rights, restricted stock units and other stock-based awards in connection with certain changes in control or ownership.

Subplans. The Compensation Committee of the Company’s Board of Directors will have the authority to adopt and implement from time to time such subplans under the 2005 Plan as it may deem necessary in order to bring the 2005 Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

Federal Income Tax Consequences of Awards Under the 2005 Plan

The U.S. federal income tax consequences of the 2005 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2005 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.

Option Grants. Options granted under the discretionary grant program may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for regular tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. The optionee will recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of certain other dispositions. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made more than two (2) years after the date the option for the shares involved in such sale or disposition is granted and more than one (1) year after the date the option is exercised for those shares. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain recognized upon the disposition will be a capital gain.

If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the Company will be required to collect the withholding taxes applicable to such income from the optionee.

If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee’s termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company’s repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the Company’s taxable year in which such ordinary income is recognized by the optionee.

Stock Appreciation Rights. No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of Common Stock on the exercise date over the base price in effect for the exercised right, and the Company will be required to collect the withholding taxes applicable to such income from the holder.

The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Direct Stock Issuances. The tax principles applicable to direct stock issuances under the 2005 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

Restricted Stock Units. No taxable income is recognized upon receipt of a restricted stock unit. The holder will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the holder. The amount of that income will be equal to the fair market value of the shares on the date of issuance, and the Company will be required to collect the withholding taxes applicable to such income from the holder. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time the shares are issued. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

Deductibility of Executive Compensation. The Company anticipates that any compensation deemed paid by the Company in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options or stock appreciation rights will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain of the Company’s executive officers. Accordingly, the compensation deemed paid with respect to options and stock appreciation rights granted under the 2005 Plan will remain deductible by the Company without limitation under Section 162(m). However, any compensation deemed paid by the Company in connection with shares issued under the stock issuance program will be subject to the $1 million limitation, unless the vesting of the shares is tied solely to one or more of the performance milestones described above under the section entitled “Stock Issuance and Cash Bonus Program.”

Accounting Treatment. Pursuant to the accounting standards established by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, or SFAS 123(R), the Company is required to expense all share-based payments, including grants of stock options, stock appreciation rights, restricted stock units and all other awards under the 2005 Plan, commencing with the Company’s 2006 fiscal year which began on January 2, 2006. Accordingly, stock options and stock appreciation rights which are granted to the Company’s employees and non-employee Board members are valued at fair value as of the grant date under an appropriate valuation formula, and that value will be charged as a direct compensation expense against the Company’s reported earnings over the designated vesting period of the award. Similar option expensing will be required for any unvested options outstanding on the January 2, 2006 effective date, with the fair value as of the grant date of those unvested options expensed against the Company’s reported earnings over the remaining vesting period. For shares issuable upon the vesting of restricted stock units awarded under the 2005 Plan, the Company will be required to amortize over the vesting period a compensation cost equal to the fair market value of the underlying shares on the date of the award. If any other shares are unvested at the time of their direct issuance, then the fair market value of those shares at that time will be charged to the Company’s reported earnings ratably over the vesting period. Such accounting treatment for restricted stock units and direct stock issuances will be applicable whether vesting is tied to service periods or performance goals. The issuance of a fully-vested stock bonus will result in an immediate charge to the Company’s earnings equal to the fair market value of the bonus shares on the issuance date.

Option grants and other awards made under the 2005 Plan to non-employee consultants will result in a direct charge to the Company’s reported earnings based on the fair value of each such award as measured on each vesting date for that award. Accordingly, such charge will include the change in the fair value of the award over the period between the grant date and each financial reporting date until such awards are exercised or forfeited.

Specific Benefits Under the 2005 Plan

The Company has not approved any awards that are conditioned upon stockholder approval of the proposed amendments. The Company is not currently considering any other specific award grants under the 2005 Plan. If the additional shares that will be available under the 2005 Plan if stockholders approve the proposed amendment had been available for award purposes in fiscal 2008, the Company expects that its award grants made in fiscal 2008 would not have been substantially different from those actually made in that year under the 2005 Plan. For information regarding share-based awards granted to the Company’s named executive officers during fiscal 2008, see the material under the heading “Grants of Plan-Based Awards in Fiscal 2008” below.

The closing market price for a share of the Company’s Common Stock on March 6, 2009 was $7.79 per share.

Aggregate Past Grants Under the 2005 Plan

As of March 6, 2009, awards covering 22,902,799 shares of the Company’s Common Stock had been granted under the 2005 Plan. The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock units vesting prior to and option and unvested restricted stock unit holdings as of that date.

.

Name and Position	Number of Shares Subject to Past Option Grants	Number of Shares Acquired On Exercise	Number of Shares Underlying Options as of March 6, 2009		Number of Shares Subject to Past Restricted Stock Unit Grants	Number of Shares Vested as of 3/6/09	Number of Shares Outstanding and Unvested as of 3/6/09
			Exercisable	Unexercisable
Executive Group:
Dr. Eli Harari Chairman of the Board and Chief Executive Officer	970,000	—	433,750	536,250	125,140	75,000	50,140
Sanjay Mehrotra President and Chief Operating Officer	465,000	—	159,687	305,313	161,665	83,750	77,915
Judy Bruner Executive Vice President, Administration and Chief Financial Officer	375,000	—	135,937	239,063	63,335	37,500	25,835
Yoram Cedar Executive Vice President, OEM Business and Corporate Engineering	335,000	—	138,750	196,250	38,335	18,750	19,585
Dr. Randhir Thakur Former Executive Vice President, Technology and Fab Operations	375,000	—	—	—	75,000	75,000	—

Total for Executive Group:	2,520,000	—	868,124	1,276,876	463,475	290,000	173,475

Non-Executive Director Group:
Irwin Federman	25,000	—	25,000	—	8,494	5,680	2,814
Steven J. Gomo	37,500	—	37,500	—	11,210	6,758	4,452
Eddy W. Hartenstein	43,750	—	43,750	—	12,128	7,781	4,347
Catherine P. Lego	25,000	—	25,000	—	8,494	5,680	2,814
Michael Marks	25,000	—	25,000	—	8,494	5,680	2,814
Dr. James D. Meindl	25,000	—	25,000	—	8,494	5,680	2,814

Total for Non-Executive Director Group:	181,250	—	181,250	—	57,314	37,259	20,055

Each other person who has received 5% or more of the options, warrants or rights under the 2005 Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	18,111,068	136,144	5,046,415	8,904,326	1,569,692	252,135	1,041,836

Total	20,812,318	136,144	6,095,789	10,181,202	2,090,481	579,394	1,235,366

Dr. Harari and each of the non-executive directors identified above is a nominee for re-election as a director at the Annual Meeting.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

For a description of the equity compensation information for plans or individual arrangements with employees and non-employees, see the table in the section entitled “Compliance with Section 16(a) of the Securities Exchange Act of 1934” of this Proxy Statement below under the heading, “Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees.”

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on Proposal No. 4 is required for approval of the amendment to the 2005 Plan described above. If stockholders do not approve this 2005 Plan proposal, then, subject to Proposal No. 5 below, the current share limits under, and other terms and conditions of, the 2005 Plan will continue in effect.

Recommendation of the Board of Directors

The Board believes that Proposal No. 4 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the approval of the amendment to the 2005 Plan.

PROPOSAL NO. 5

APPROVAL OF AMENDMENT TO THE SANDISK CORPORATION 2005 INCENTIVE PLAN TO INCREASE ALLOCATION OF SHARES THAT MAY BE ISSUED WITHOUT CASH CONSIDERATION

General

The stockholders are being asked to approve an amendment to the 2005 Plan, which was adopted, subject to stockholder approval, by the Board of Directors on March 18, 2009. The proposed amendment under this Proposal No. 5 would increase to twenty-five percent (25%) the allocation of the number of shares which may be issued without cash consideration under the 2005 Plan. This proposed amendment would not increase the total number of shares available for issuance under the 2005 Plan.

The 2005 Plan currently provides that up to ten percent (10%) of the total number of shares of Common Stock under the 2005 Plan (from time to time authorized) may be allocated to shares issued without cash consideration. Such shares may be issued under the stock issuance program under the 2005 Plan as direct stock issuances or pursuant to restricted stock units or other share-right awards. The total number of shares of Common Stock authorized for issuance under the 2005 Plan include (without limitation) the following: (i) any shares added to the 2005 Plan reserve by reason of the expiration or termination of outstanding options under the Predecessor Plans prior to exercise, (ii) any increases to the reserve under the 2005 Plan approved by the Company’s stockholders, including the increase which is the subject of Proposal No. 4 of this Proxy Statement above, and (iii) any adjustments to the share reserve by reason of stock dividends, stock splits or similar transactions affecting the outstanding Common Stock. The proposed amendment would increase the permitted allocation of the number of shares which may be issued without cash consideration under the 2005 Plan by an additional fifteen percent (15%), so that up to twenty-five percent (25%) of the total number of shares of Common Stock authorized for issuance under the 2005 Plan may be allocated to shares issued without cash consideration. For purposes of clarity, the 15% increase in the permitted allocation of shares authorized for issuance without cash consideration does not represent an additional increase in the aggregate 2005 Plan share limit.

As of March 6, 2009, the total number of shares of Common Stock authorized for issuance under the 2005 Plan without cash consideration was 2,230,773, of which 140,292 were available for the grant of new awards and 1,241,104 were subject to outstanding awards, net of cancellations and releases. Approval of either or both of this Proposal No. 5 and Proposal No. 4 above would increase the number of shares authorized and available for issuance without cash consideration:

•

If stockholders approve the proposed amendment under this Proposal No. 5 but do not approve Proposal No. 4 above, the allocation of the number of shares which may be issued without cash consideration under the 2005 Plan would increase by an additional 3,346,159 shares (such that the number of shares available for grant under the 2005 Plan without cash consideration as of March 6, 2009 would have been 3,486,451 shares).

•

If stockholders do not approve the proposed amendment under this Proposal No. 5 but do approve Proposal No. 4 above, the allocation of the number of shares which may be issued without cash consideration under the 2005 Plan would increase by an additional 500,000 shares (such that the number of shares available for grant under the 2005 Plan without cash consideration as of March 6, 2009 would have been 640,292 shares).

•

If stockholders approve the proposed amendment under this Proposal No. 5 and also approve Proposal No. 4 above, the allocation of the number of shares which may be issued without cash consideration under the 2005 Plan would increase by an additional 4,596,159 shares (such that the number of shares available for grant under the 2005 Plan without cash consideration as of March 6, 2009 would have been 4,736,451 shares).

The Company believes that equity-based incentives have played a pivotal role in the Company’s efforts to attract and retain key personnel essential to the Company’s long-term growth and financial success. For that reason, the Company has structured the 2005 Plan to provide the Company with substantial flexibility in designing equity incentives in an environment where a number of companies have moved from traditional option grants to other stock or stock-based awards, such as stock appreciation rights, restricted stock and restricted stock units. Accordingly, the 2005 Plan provides the Company with a broad array of equity incentives to utilize for purposes of attracting and retaining the services of key individuals. The Company believes that since the 2005 Plan was approved, the use of awards that do not require payment of cash consideration (such as restricted stock, restricted stock units and performance shares) has become a more prevalent practice, and the ability to issue such awards has become a more important factor in remaining competitive in the market for executive talent and other key employees. The value of awards made as restricted stock and restricted stock units are less subject to stock price volatility than option awards. For this reason, such awards typically cover fewer shares of Common Stock than comparable stock option awards and therefore typically do not result in as much potential dilution to stockholders. Retaining the current ten percent (10%) limit on awards that may be issued without cash consideration would impair the Company’s ability to make such awards at the level needed to remain competitive.

If the Company’s stockholders do not approve this 2005 Plan proposal, then, subject to Proposal No. 4 above, the current share limits under, and other terms and conditions of, the 2005 Plan will continue in effect.

Summary Description of the 2005 Plan

For a description of the 2005 Plan, see the discussion in Proposal No. 4 of this Proxy Statement above under the headings, “Summary Description of the 2005 Plan,” “Equity Incentive Programs,” and “General Provisions,” which are incorporated herein by reference.

Federal Income Tax Consequences of Awards Under the 2005 Plan

For a description of the Federal income tax consequences of awards under the 2005 Plan, see the discussion in Proposal No. 4 of this Proxy Statement above under the heading, “Federal Income Tax Consequences of Awards Under the 2005 Plan,” which is incorporated herein by reference.

Specific Benefits Under the 2005 Plan

For a description of the specific benefits under the 2005 Plan, see the discussion in Proposal No. 4 of this Proxy Statement above under the heading, “Specific Benefits Under the 2005 Plan,” which is incorporated herein by reference.

Aggregate Past Grants Under the 2005 Plan

For a description of the aggregate past grants under the 2005 Plan, see the table in Proposal No. 4 of this Proxy Statement above under the heading, “Aggregate Past Grants Under the 2005 Plan,” which is incorporated herein by reference.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

For a description of the equity compensation information for plans or individual arrangements with employees and non-employees, see the table in the section entitled “Compliance with Section 16(a) of the Securities Exchange Act of 1934” of this Proxy Statement below under the heading, “Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees.”

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on Proposal No. 5 is required for approval of the amendments to the 2005 Plan described above. If stockholders do not approve this 2005 Plan proposal, then, subject to Proposal No. 4 above, the current share limits under, and other terms and conditions of, the 2005 Plan will continue in effect.

Recommendation of the Board of Directors

The Board believes that Proposal No. 5 is in the Company’s best interests and in the best interests of its stockholders and recommends a vote FOR the approval of the amendments to the 2005 Plan.

PROPOSAL NO. 6

STOCKHOLDER PROPOSAL REGARDING DIRECTOR ELECTION MAJORITY VOTE STANDARD

The United Brotherhood of Carpenters and Joiners of America, 101 Constitution Ave., N.W., Washington, DC 20001, has notified us that it intends to present the following proposal at the meeting. The number of voting securities held by the United Brotherhood of Carpenters and Joiners of America will be made available to any stockholder of the Company promptly upon oral or written request of any stockholder to the Company at the Company’s principal executive offices located at 601 McCarthy Boulevard, Milpitas, California 95035, Attention: Investor Relations.

Resolved: That the shareholders of SanDisk Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for’ votes. At the time of this proposal submission, our Company and its board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director.

The proposal received strong majority shareholder support at last year’s annual meeting, but the Board has not acted to establish a majority vote standard.

SanDisk’s Statement in Opposition to Proposal No. 6

The Board recommends a vote AGAINST this proposal because the Board already has taken the steps necessary to implement majority voting for the uncontested election of the Company’s Board of Directors.

Majority Voting for Directors is Inconsistent with our Current Cumulative Voting Structure

Currently, the Company’s Charter provides stockholders with cumulative voting rights in the election of directors. The Board believes that cumulative voting is inconsistent with a majority voting standard, as majority voting requires the Company’s directors to be elected only if they are supported by stockholders holding a majority of the votes cast, while cumulative voting empowers stockholder minorities. The adoption of a majority voting standard that could not be impacted by cumulative voting is the best means to assure that the Board is supported by a true majority of the Company’s stockholders.

The Board Already has Taken the Steps Necessary to Implement Majority Voting

Last year, the Company included in its proxy statement a similar proposal from this proponent. Given that stockholders voted in favor of that proposal last year, the Company began investigating the best way to implement majority voting in uncontested director elections and assembled the following plan. The Board believes that each director should be elected in an uncontested election only if he or she receives a majority of the votes cast and that each director should represent the interests of all stockholders, rather than the interests of a minority stockholder or special constituency. The elimination of cumulative voting for directors, followed by the adoption by the Board of a majority voting standard, is consistent with the Company’s desire to more closely align stockholder interests and Board accountability. Accordingly, the Board adopted the plan that we describe above in Proposal No. 3 of this Proxy Statement.

The proponent’s proposal argues in support of majority voting with respect to director elections, but does not take into account the Company’s current cumulative voting standard. Because the Company’s Board believes cumulative voting is inconsistent with majority voting, it proposes that majority voting be implemented only after the Company’s Charter is amended to eliminate cumulative voting as described above in Proposal No. 3 of this Proxy Statement. The Board therefore recommends that the stockholders vote AGAINST Proposal No. 6, but FOR Proposal No. 3 to amend the Company’s Charter to eliminate cumulative voting. As described above in the discussion of Proposal No. 3 of this Proxy Statement, upon approval of Proposal No. 3, the Board will promptly amend the Company’s Bylaws and Corporate Governance Principles to provide for majority voting in uncontested elections of directors.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Proposal No. 6 is required to approve the stockholder proposal regarding majority voting for Directors of the Company.

Recommendation of the Board of Directors

For the reasons set forth above, the Board believes that Proposal No. 6 is not in the Company’s best interests or the best interests of its stockholders and recommends a vote AGAINST Proposal No. 6.

PROPOSAL NO. 7

STOCKHOLDER PROPOSAL REGARDING PREPARATION

AND PUBLICATION OF A SUSTAINABILITY REPORT

The Calvert Social Index Fund, 4550 Montgomery Avenue, Bethesda, MD 20814, a beneficial owner of 3,400 shares of Common Stock, has notified us that it intends to present the following proposal at the meeting:

WHEREAS:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they affect shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to generate stronger financial returns, better respond to emerging issues, and enjoy long-term business success.

Mainstream financial companies are also increasingly recognizing the links between sustainability performance and shareholder value. According to research consultant Innovest, major investment firms including ABN-AMRO, Schroders, T. Rowe Price, and Legg Mason subscribe to information on companies’ social and environmental practices to help make investment decisions.

Globally over 2,300 companies issued reports on sustainability issues in 2006 (www.corporateregister.com). An earlier study found more than half of the global Fortune 250 issue such reports (KPMG International Survey of Corporate Responsibility Reporting 2005). Currently, many leading companies in the electronics industry produce sustainability reports in which they disclose information about resource use; energy and water use; quantitative performance measures relevant to human health and environmental effects of their products; as well as information about corporate sustainability policies and programs. These companies, such as Texas Instruments and Intel, carefully track and disclose information about their carbon footprint and climate change strategies. According to the 2008 Carbon Disclosure Report, 42% of companies in the information technology sector reported that they have taken or planned action to manage the general, regulatory or physical risks of climate change; 30% reported that they had a greenhouse gas emissions reduction plan in place; and 24% have developed emissions intensity targets.

Leading companies also report on their efforts to reduce the use of harmful chemicals in products, an issue that has garnered the attention of consumers and regulators in recent years as evidenced by widespread attention to lead in toys, bibs and lipstick; bisphenol-A in polycarbonate baby bottles; and phthalates and other chemicals in cosmetics and personal care products.

Polyvinyl chloride is one type of plastic that can be used in packaging and products. Companies around the world are making public commitments to reduce or eliminate PVC in packaging and products due to its harmful heath effects and difficulty to recycle. We believe it is imperative that Sandisk disclose publicly its goals to reduce the use of PVC plastics in products and packaging.

RESOLVED: Shareholders request that the Board of Directors prepare a public report describing broad corporate sustainability strategies and performance. The report, prepared at reasonable cost and omitting proprietary information, should be published by October 2009.

SUPPORTING STATEMENT:

The report should include the company’s definition of sustainability and a company-wide review of company policies, practices, and metrics related to long-term social and environmental sustainability and a summary of the company’s long-term plans to integrate sustainability objectives through company operations.

SanDisk’s Statement in Opposition to Proposal No. 7

The Board recommends a vote AGAINST this proposal because it does not represent a necessary or prudent use of Company resources.

The Company is a Leading Corporate Citizen

The Company has always sought to be a leader in both citizenship and technology. The Company’s commitment to being a responsible corporate citizen is reflected in its efforts to further the economic and environmental health of the communities in which it operates and its respect for its customers and employees. As a citizen of each locality in which the Company operates, it is the Company’s goal to participate in projects to further the welfare of these local communities and thus be a good and contributing corporate citizen.

The Company is committed to sustaining the environment and has implemented the “SanDisk Green Policy” to ensure that it produces products that comply with customer, legal and environmental regulations. The Green Policy requires that all of the Company’s suppliers certify compliance with detailed environmental standards, including specified limitations on the use of hazardous substances. The Company also regularly audits its products, including through chemical analysis, to ensure compliance with the Green Policy and verifies that all new products comply with the policy before shipment. In 2007, the Company was named one of “CRO’s 10 Best Corporate Citizens by Industry 2007” by CRO (Corporate Responsibility Officer) Magazine. In sum, the Company’s comprehensive environmental policies require that it conduct and grow its business in a manner that protects the environment and demonstrates good stewardship of the world’s natural resources.

The Board believes good corporate citizenship is in the Company’s best interest and helps ensure its long-term viability. The Company fulfills its commitment to corporate citizenship through corporate philanthropy (support of a broad range of nonprofit organizations, including arts and culture, health and human services, education, environmental and civic), and the encouragement and promotion of employee involvement in their local communities through individual philanthropy, volunteerism and service on non-profit boards.

The Stockholder Proposal Requires Excessive and Unnecessary Expenditure

This proposal requests that the Company produce a sustainability report including a review of Company policies, practices, and metrics and a summary of the Company’s long-term plans to integrate sustainability objectives through Company operations. This type of report would involve complying with lengthy, complex and inherently vague requirements that necessitate extensive and detailed scientific and technical analyses, requiring substantial funds, personnel time and, most likely, the employment of consultants with specialized expertise. The proposal does not convey the burden involved in preparing a sustainability report other than to note that the report should be prepared “at reasonable cost.” The Board recognizes the importance of reflecting environmental and social considerations in how the Company conducts its business and respects its stockholders’ interest in good corporate citizenship and social responsibility, but providing such a report would deplete substantial human and financial resources without resulting in a meaningful additional benefit to any of the Company’s stakeholders, including employees, stockholders and the communities in which it operates. The Board believes that it would be irresponsible for the Company to expend its limited human and financial resources on such a report, particularly at a time when the Company is incurring substantial net losses. The Board believes the Company’s time, efforts and finances would be better used in building its business while continuing its current environmental and community policies and initiatives.

Required Vote

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on Proposal No. 7 is required to approve the stockholder proposal regarding the preparation and publication of a sustainability report.

Recommendation of the Board of Directors

For the reasons set forth above, the Board believes that Proposal No. 7 is not in the Company’s best interests or the best interests of its stockholders and recommends a vote AGAINST Proposal No. 7.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of February 18, 2009 by (i) all persons known by the Company, based solely on inspection of 13G filings made with the SEC, to be beneficial owners of five percent (5%) or more (as set forth in the Beneficial Ownership Table included below) of its outstanding Common Stock, (ii) each Director of the Company, (iii) the Named Executive Officers (as defined below under “Compensation Discussion and Analysis”), and (iv) all current executive officers and Directors of the Company as a group. Unless otherwise indicated, the principal address of each of the stockholders below is c/o SanDisk Corporation, 601 McCarthy Boulevard, Milpitas, California 95035.

Unless otherwise indicated and subject to applicable community property laws, the persons named in the following table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after February 18, 2009, including, but not limited to, upon the exercise of a stock option.

Percentage of beneficial ownership is based upon 226,680,900 shares of Common Stock outstanding on February 18, 2009. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within sixty (60) days after February 18, 2009, including, but not limited to, upon the exercise of a stock option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934, as amended.

	Amount and Nature of Beneficial Ownership
Name or Group of Beneficial Owners	Number of Shares	Percentage Owned (%)
Entities Controlled by Orbis Investment Management Limited (1)	16,566,745	7.31
Entities Controlled by FMR LLC (2)	26,097,854	11.51
Entities Controlled by ClearBridge Advisors, LLC (3)	15,981,784	7.05
Judy Bruner (4)	617,823	*
Yoram Cedar (5)	622,650	*
Irwin Federman (6)	97,524	*
Steven J. Gomo (7)	44,528	*
Dr. Eli Harari (8)	5,345,578	2.36
Eddy W. Hartenstein (9)	51,531	*
Catherine P. Lego (10)	415,228	*
Michael E. Marks (11)	206,180	*
Sanjay Mehrotra (12)	974,212	*
Dr. James D. Meindl (13)	138,769	*
Dr. Randhir Thakur (14)	29,779	*
All directors and current executive officers as a group (11 persons) (15)	8,543,802	3.76

*	Less than 1% of the outstanding Common Stock.

(1)

The principal address of Orbis Investment Management Limited (“OIML”) and Orbis Asset Management Limited (“OAML”) is 34 Bermudiana Road, Hamilton HM 11, Bermuda. Pursuant to a joint Schedule 13G filed with the SEC on February 17, 2009 by and on behalf of OIML and OAML, OIML and OAML reported that they had sole voting power over 16,314,905 shares of Common Stock, shared voting power over 251,840 shares of Common Stock, and sole dispositive power over 16,566,745 shares of Common Stock.

(2)

The principal address of FMR LLC (“FMR”) is 82 Devonshire Street, Boston, Massachusetts 02109. Pursuant to a joint Schedule 13G/A filed with the SEC February 17, 2009 by and on behalf of FMR and Edward C. Johnson 3d (“Johnson”), FMR reported that it had sole voting power over 5,490,759 shares of Common Stock, and FMR and Johnson reported that they had sole dispositive power over 26,097,854 shares of Common Stock.

(3)

The principal address of ClearBridge Advisors, LLC (“CA”) is 620 8th Avenue, New York, New York 10018. Pursuant to a Schedule 13G/A filed with the SEC February 13, 2009, CA reported that it had sole voting power over 12,229,046 shares of Common Stock and sole dispositive power over 15,981,784 shares of Common Stock.

(4)

Comprised of 29,073 shares held in the name of a trust for the benefit of Ms. Bruner and her spouse. Also includes 588,750 shares subject to outstanding options granted to Ms. Bruner, which were exercisable on February 18, 2009 or within 60 days after that date. Excludes 25,835 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(5)

Includes 20,562 shares held in the name of a trust for the benefit of Mr. Cedar and his spouse. Also includes 597,001 shares subject to outstanding options granted to Mr. Cedar, which were exercisable on February 18, 2009 or within 60 days after that date. Excludes 19,585 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(6)

Includes 25,000 shares subject to immediately exercisable options granted to Mr. Federman, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 2,814 restricted stock units that will not vest on February 18, 2009 or within 60 days of that date.

(7)

Includes 37,500 shares subject to immediately exercisable options granted to Mr. Gomo, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 4,452 shares restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(8)

Includes 1,971,238 shares held in the name of a trust for the benefit of Dr. Harari and his spouse, 561,495 shares held in the name of a grantor retained annuity trust of which Dr. Harari is trustee, and 561,495 shares held in the name of a grantor retained annuity trust of which Dr. Harari’s spouse is trustee. Also includes 2,131,310 shares subject to outstanding options granted to Dr. Harari, which were exercisable on February 18, 2009, or within 60 days after that date. Also includes 100,404 shares held in the name of a trust for the benefit of Dr. Harari’s children. Excludes 50,140 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(9)

Includes 43,750 shares subject to immediately exercisable options granted to Mr. Hartenstein, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 4,347 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(10)

Includes 285,422 shares held in the name of a trust of which Ms. Lego is the trustee. Also includes 123,000 shares subject to immediately exercisable options granted to Ms. Lego, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 2,814 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(11)

Includes 3,180 shares held in the name of a trust for the benefit of Mr. Marks and his spouse, 70,000 shares held by limited liability companies controlled by Mr. Marks, 6,000 shares held in the name of a trust for the benefit of his son and 6,000 shares held in the name of a trust for the benefit of his daughter. Also includes 121,000 shares subject to immediately exercisable options granted to Mr. Marks, but some of the shares subject to those options would, if exercised, be subject to a repurchase right of the Company that lapses over time. Excludes 2,814 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(12)

Includes 24,305 shares held in the name of a trust for the benefit of Mr. Mehrotra and his spouse, 54,000 shares held in the name of a grantor retained annuity trust of which Mr. Mehrotra is trustee, and 54,000 shares held in the name of a grantor retained annuity trust of which Mr. Mehrotra’s spouse is trustee. Also includes 828,500 shares subject to outstanding options granted to Mr. Mehrotra, which were exercisable on February 18, 2009 or within 60 days after that date, and 12,500 restricted stock units that will be vested as of February 18, 2009 or within 60 days after that date. Excludes 65,415 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(13)

Comprised of 49,769 shares held as community property in the name of Dr. Meindl and his spouse and 89,000 shares subject to immediately exercisable options granted to Dr. Meindl, but some of the shares subject to those options are currently unvested and would, if purchased, be subject to a repurchase right of the Company that lapses over time. Excludes 2,814 restricted stock units that will not vest on February 18, 2009 or within 60 days after that date.

(14)	Represents shares beneficially owned by Dr. Thakur as of May 9, 2008, his last day of employment.

(15)

Includes shares subject to options exercisable as of February 18, 2009, or within 60 days after that date, and restricted stock units that will be vested as of February 18, 2009 or within 60 days after that date, including those identified in notes (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14).

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors, executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company with the SEC. Officers, Directors and stockholders holding more than ten percent (10%) of the outstanding capital stock of the Company are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 2008 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that only one annual Form 5 report was required to be filed by Sanjay Mehrotra for the 2008 fiscal year, the Company believes that all executive officers, stockholders holding more than 10% of the outstanding capital stock of the Company and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year.

Equity Compensation Information for Plans or Individual Arrangements with Employees and Non-Employees

The following table provides information as of December 28, 2008 with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans. Other than as described in footnote (4) to the following table, there are no assumed plans under which any options to acquire such shares or other equity-based awards may be granted.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders (2)	24,025,102	(3)(4)(5)	$33.36	10,592,014	(6)
Equity compensation plans not approved by stockholders	N/A		N/A	N/A

Total	24,025,102		$33.36	10,592,014

(1)	Weighted average exercise price of outstanding options; excludes restricted stock units.

(2)

Consists solely of the 2005 Plan, including options incorporated from predecessor plans, the 2005 Employee Stock Purchase Plan and the 2005 International Employee Stock Purchase Plan (together with the 2005 Employee Stock Purchase Plan, the “Purchase Plans”).

(3)

Excludes purchase rights accruing under the Company’s Purchase Plans, which have a combined stockholder-approved reserve of 10,000,000 shares. Under the Purchase Plans, each eligible employee may purchase up to 1,500 shares of Common Stock at the end of each six-month offering period (the last U.S. business day in January and July each year) at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into that six-month offering period or (ii) the closing selling price per share on the purchase date.

(4)

Excludes 2,559,265 shares that are subject to options and other equity compensation awards that were originally granted by Matrix Semiconductor, Inc., or Matrix, and msystems Ltd., or msystems, prior to their acquisition by SanDisk, as described below:

Acquired Company	Award Category	Number of Securities Subject to Applicable Plan	Weighted Average Exercise Price	Weighted Average Estimated Remaining Life
Matrix	Options	70,692	$5.81	5.44
Matrix	Restricted Stock Units	18,368	$0.00	0.54
msystems	Options	1,991,841	$34.76	6.51
msystems	Stock Settled Appreciation Rights	478,364	$43.74	7.35

(5)

Includes 12,993,962 shares subject to options and 1,505,721 shares subject to restricted stock units outstanding under the 2005 Plan. Also includes 9,525,419 shares subject to outstanding options under the Company’s 1995 Stock Option Plan and the Company’s 1995 Non-Employee Director Stock Option Plan. The weighted average estimated remaining life of the outstanding options is 4.91 years. This table does not reflect the 5,000,000 additional shares that will be available under the 2005 Plan if stockholders approve the 2005 Plan proposal.

(6)

Consists of shares available for future issuance under the 2005 Plan and the Purchase Plans. As of December 28, 2008, 7,199,166 shares of Common Stock were available for issuance under the 2005 Plan and 3,392,848 shares of Common Stock were available for issuance under the combined share reserve for the Purchase Plans.

FORM 10-K

The Company filed an Annual Report on Form 10-K with the SEC on February 25, 2009 and an amended Form 10-K/A on February 26, 2009. Stockholders may obtain a copy of the Annual Report on Form 10-K/A, without charge, by writing to Investor Relations at the Company’s principal executive offices located at 601 McCarthy Boulevard, Milpitas, California 95035. The Annual Report on Form 10-K/A is also available at www.sandisk.com/IR under SEC Filings.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended December 28, 2008 included in the Company’s Annual Report on Form 10-K/A for that year.

The Audit Committee has reviewed and discussed the audited financial statements with management of the Company.

The Audit Committee has discussed with the Company’s independent registered accounting firm, Ernst & Young LLP, the matters required to be discussed by SAS 61 (“Codification of Statements on Auditing Standards, AU Section 380”), as amended, which include, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from the Company.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 28, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors

Catherine P. Lego (Chair)

Irwin Federman

Steven J. Gomo

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of the Company, our three other most highly compensated individuals who were serving as executive officers as of December 31, 2008, and an individual who ceased to serve as an executive officer during 2008. These individuals are referred to as the “Named Executive Officers” in this Proxy Statement.

The Company’s current executive compensation programs are determined and approved by the Compensation Committee of the Board. None of the Named Executive Officers is a member of the Compensation Committee. As contemplated by the Charter of the Compensation Committee, the Company’s Chief Executive Officer recommends to the Compensation Committee the base salary, annual bonus and long-term compensation levels for the other Named Executive Officers. Our President and Chief Operating Officer assists the Chief Executive Officer in reviewing performance and formulating recommendations to the Compensation Committee. Our other Named Executive Officers, including our Chief Financial Officer, provide financial and other information to the Compensation Committee to assist in determining appropriate compensation levels. Our other executive officers, including the other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers and our other senior executive officers.

Executive Compensation Program Objectives and Overview

The Company’s current executive compensation programs are intended to achieve three fundamental objectives: (1) attract, retain and motivate qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with the interests of our stockholders. In structuring our current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, retain and motivate qualified executives.

•

Alignment with Stockholder Interests. A substantial portion of compensation should be contingent on the Company’s performance. As an executive officer’s level of responsibility increases, a greater portion of the officer’s total compensation should be dependent on the Company’s performance and stock price appreciation.

•	Pay for Performance. A substantial portion of compensation should be tied to Company and individual performance.

As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, an annual cash incentive opportunity, a long-term share-based incentive opportunity, 401(k) retirement benefits and severance protection for certain actual or constructive terminations of the Named Executive Officers’ employment.

We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Designed to be Achieved
Base Salary	• Attract, retain and motivate qualified executives

Annual Cash Incentive Opportunity	• Hold executives accountable for performance • Align executives’ interests with those of stockholders • Attract, retain and motivate qualified executives

Long-Term Share-Based Incentives	• Align executives’ interests with those of stockholders • Hold executives accountable for performance • Attract, retain and motivate qualified executives

401(k) Retirement Benefits	• Attract, retain and motivate qualified executives

Severance and Other Benefits Upon Termination of Employment	• Attract, retain and motivate qualified executives

As illustrated by the table above, base salaries, 401(k) retirement benefits and severance and other termination benefits are all primarily intended to attract, retain and motivate qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract, retain and motivate top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the short-term awards focused on recruitment).

Our annual cash incentive opportunity is primarily intended to hold Named Executive Officers accountable for performance, although we also believe it aligns Named Executive Officers’ interests with those of our stockholders and helps us attract, retain and motivate executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our stockholders, although we also believe they help hold executives accountable for performance and help us attract, retain and motivate executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance over one or more years.

The individual compensation elements are intended to create a total compensation package for each Named Executive Officer that we believe achieves our compensation objectives and provides competitive compensation opportunities. From time to time, management has retained Compensia, an independent compensation consulting firm, to review and identify our appropriate peer group companies, and to obtain and evaluate current executive compensation data for these companies. We selected the following companies as our peer group companies in fiscal 2008: Adobe Systems Incorporated; Advanced Micro Devices, Inc.; Analog Devices, Inc.; Broadcom Corporation; CA, Inc.; Electronic Arts Inc.; Juniper Networks, Inc.; LSI Corporation; Marvell Technology Group Ltd.; Maxim Integrated Products, Inc.; Micron Technology, Inc.; Network Appliance Inc.; NVIDIA Corporation; Seagate Technology LLC; Symantec Corporation; Xilinx, Inc.; and Yahoo! Inc. We believe that these peer group companies, which were selected from within and outside the Company’s industry, are comparable in size and growth pattern with the Company and compete with the Company for executive talent. Although the peer group differs from the S&P Semiconductor Company Stock Index and the Philadelphia Semiconductor Index, which the Company has selected as the industry indices for purposes of the stock performance graph that appeared in the Company’s Annual Report on Form 10-K/A for the fiscal year ended December 28, 2008, we believe these peer group companies provide relevant comparative compensation data for the Company.

Consistent with our compensation philosophies described above, our goal is to provide each Named Executive Officer with a current executive compensation program that is competitive in light of the compensation paid to comparable executives at our peer group companies. To that end, we generally target base salaries and long-term incentives at approximately the 50th percentile within our peer group companies. We generally target total cash compensation at approximately the 60th percentile within our peer group companies; however, we have the ability to, and do, exercise discretion to set compensation levels that are above or below these benchmarks. As indicated in the Charter of the Compensation Committee, in determining the appropriate levels of compensation to be paid to Named Executive Officers, the Compensation Committee retains the discretion to consider amounts realized from prior compensation. However, amounts realized from prior compensation were not a material factor in determining fiscal 2008 compensation for our Named Executive Officers. Furthermore, amounts realized from prior compensation were not considered in setting future retirement benefits since the only retirement benefit currently offered by the Company is the Named Executive Officer’s ability to participate in the Company’s 401(k) plan during his or her employment with the Company.

Dr. Harari attends each meeting of the Compensation Committee that relates to Company-wide compensation issues and the compensation of his direct reporting officers. At meetings pertaining to officer pay, Dr. Harari presents compensation recommendations for his direct reports and explains to the Compensation Committee the basis and rationale for his recommendations. The Compensation Committee understands that in determining his recommendations Dr. Harari considers the scope and responsibility of each officer’s position and the individual performance of each officer and reviews compensation of similarly situated officers in the Company’s peer group, to the extent that there is a similarly situated officer. With respect to Dr. Harari’s compensation, the Company and its advisers collect chief executive officer compensation data from comparable companies, including those in the Company’s peer group, based on size, location and industry. The Company presents the collected data to the Compensation Committee. The Compensation Committee reviews the data and deliberates to determine an appropriate level of compensation for Dr. Harari based on the Company’s targeted compensation levels. Dr. Harari does not participate in the Compensation Committee deliberations that relate to his personal compensation and he excuses himself from that portion of the Compensation Committee meeting. Dr. Harari and other employees of the Company occasionally meet with a compensation consulting firm retained by the Company to discuss broader compensation issues and trends or to discuss officer pay. Dr. Harari does not meet or consult with the compensation consulting firm individually nor does Dr. Harari discuss his individual compensation with the consulting firm retained by the Company.

Current Executive Compensation Program Elements

Base Salaries

None of our Named Executive Officers has an employment agreement or other contractual right to receive a fixed base salary. The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first quarter of each year. In determining the appropriate fiscal 2008 base salary for our Named Executive Officers, we considered the base salary levels in effect for comparable executives at our peer group companies (based on their published 2007 fiscal year data), internal comparables and individual performance. The weighting of these factors by the Compensation Committee is subjective, not formulaic. For example, for positions that are easily benchmarked in the market, such as Chief Executive Officer and President, an equal weighting might be given to all three factors. For other positions that are somewhat hybrid in nature and not directly comparable to positions at our peer group of Companies, such as Executive Vice President, Technology and Worldwide Operations and Executive Vice President, OEM Business and Corporate Engineering, the internal comparables and individual performance factors may be weighed more heavily than the market data. The Compensation Committee does not use a formula for determining compensation.

Based on our review in fiscal 2008, we determined that the appropriate base salary rate was as follows for each Named Executive Officer for fiscal 2008: Dr. Harari, $848,000; Mr. Mehrotra, $561,000; Ms. Bruner,

$486,000; Mr. Cedar, $404,693; and Dr. Thakur, $400,839. In line with our target benchmark, the fiscal 2008 compensation level for Named Executive Officers ranged from the 45th percentile to the 60th percentile of the base salary levels in effect for comparable executives at our peer group companies (based on their published 2007 fiscal year data). The total base salary amount paid for fiscal 2008 is reported for each Named Executive Officer in column (c) of the Summary Compensation Table—Fiscal 2006-2008, below.

Based on the prior year’s analysis and the subjective factors described above, as well as our determination that salary increases would not be appropriate given the losses sustained by the Company in fiscal 2008, there were no changes to base salaries of Named Executive Officers for fiscal 2009.

Annual Cash Incentive Award

None of our Named Executive Officers has an employment agreement or other contractual right to bonus for any given year. In each of fiscal 2006, 2007 and 2008, the Company granted cash incentive awards intended to qualify “performance-based” for purposes of Section 162(m) of the Internal Revenue Code in lieu of discretionary cash bonuses to Named Executive Officers. It was intended that such awards would not be subject to the deductibility limitations of Section 162(m), as explained in more detail below under “Section 162(m) Policy.” Such an award was made to each Named Executive Officer in fiscal 2008.

The Named Executive Officers’ cash incentive award for fiscal 2008 contained a target incentive amount, expressed as a percentage of base salary, which was approved by the Compensation Committee. For Named Executive Officers other than the Chief Executive Officer, the target incentive amount reflected the recommendation of the Chief Executive Officer. The percentage target bonus for each Named Executive Officer was generally determined by reference to comparable bonus opportunities at our peer group companies, internal comparability with percentage targets of other executives and the executive’s level of responsibility, experience and knowledge. The target incentive amounts generally increase as an executive’s responsibilities increase, reflecting our compensation philosophy that, as an executive officer’s level of responsibility increases, a greater portion of that officer’s total compensation should be dependent on the Company’s performance. For fiscal 2008, Dr. Harari’s target bonus was 125% of base salary, Mr. Mehrotra’s target bonus was 100% of base salary, Ms. Bruner’s target bonus was 90% of base salary, and the remaining Named Executive Officers’ respective target bonuses were 75% of their respective base salaries.

The performance goal for fiscal 2008 under the cash incentive awards was the company’s earning per share for fiscal 2008 (excluding stock compensation, acquisition-related charges and purchase accounting adjustment). The use of the earnings per share measure was consistent with the bonus awards for fiscal 2007, and reflects a determination by the Compensation Committee that the most appropriate measure of financial performance by the Company for fiscal 2008 would be earnings per share. The Compensation Committee also determined that a non-GAAP EPS measure, excluding stock compensation and charges related to acquisition accounting, would provide the most relevant measure of the Company’s performance in comparison to the previous year and in comparison to its annual operating plan. In addition to establishing target incentive amounts for Named Executive Officers, the Compensation Committee approved a range of potential multipliers of the target incentive amount based on the Company’s achievement of earnings per share goals. The multiplier was 0% of target for performance below a threshold level, 37.5% of target for performance at the threshold level, and a maximum of 225% of target for exceptional performance. The probabilities of achieving the fiscal 2008 goals were not estimated. Achievement of the threshold goal was believed to be attainable, but because of difficult market conditions within the industry in early fiscal 2008, its achievement was not believed to be certain. It was believed that achievement of the maximum performance goal was possible, but, given the prevailing market conditions within the industry, its achievement would have constituted a particularly positive performance by the Company. The Company did not achieve the threshold performance level. As a result, no bonuses were paid to Named Executive Officers for fiscal 2008.

In March, 2009, the Committee established target bonus percentages for the Named Executive Officers for fiscal 2009. However, rather than granting bonus awards based on specified measures of Company performance as had been its past practice, the Committee determined that bonuses for fiscal 2009 would be subject to the discretion of the Committee. As a result, any bonus payments for fiscal 2009 will not be considered performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. The Committee determined that discretionary rather than performance-based bonus awards would be made for fiscal 2009, because the challenging business environment faced by the Company in fiscal 2009 was likely to mean that bonus payouts would be based on subjective factors. For fiscal 2009, Dr. Harari’s target bonus is 125% of base salary, Mr. Mehrotra’s target bonus is 100% of base salary, Ms. Bruner’s target bonus is 90% of base salary, and Mr. Cedar’s target bonus is 75% of base salary. These target bonus percentages are unchanged from fiscal 2008. The Committee intends that the above target bonuses would be used to calculate the amount of certain severance benefits following a change of control, as discussed below under “Severance and Other Benefits Upon Termination of Employment or Change in Control.”

Long-Term Share-Based Incentive Awards

The Company’s policy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our stockholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of share-based instruments that are in or valued by reference to our Common Stock. Share-based awards have been made in the form of stock options and restricted stock units, although the bulk of the awards have historically been stock options. The number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the economic value of comparable awards to comparable executives at our peer group companies, the individual’s potential for increased responsibility and promotion over the award term, and the individual’s personal performance in recent periods. The Compensation Committee also takes into account the number of unvested equity awards held by the Named Executive Officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative equity award holdings of the Company’s Named Executive Officers. Furthermore, as with setting base salaries, weighting of the above factors is subjective, and the Compensation Committee does not use a formula to determine the number or value of share-based incentive awards granted to any individual officer.

The Compensation Committee typically grants long-term share-based awards in the first quarter of the fiscal year except for awards to new hires and awards related to the promotion of current employees. The Compensation Committee made an additional broad-based equity grant in the third quarter of the 2008 fiscal year, but we do not expect to regularly make broad-based grants other than in the first quarter. However, except as set forth below with respect to grants to new employees and promotions, there is no formal program, plan or policy in place at the Company or in the Compensation Committee’s charter with regards to the timing of long-term share-based incentive awards. The Compensation Committee has complete discretion as to when it awards long-term share-based incentives. There is no program, plan or policy related to the timing of grants to its executive officers in coordination with the release of material nonpublic information. Long-term share-based incentive awards granted to new hires or to promoted employees occur after the new hire has joined the Company or, in the case of a promoted employee, after the promotion has been approved. For a newly hired or promoted executive officer, the associated stock award is granted at the next meeting of the Compensation Committee. For a newly hired or promoted employee who is not an executive officer, the associated stock award is granted by the Company’s Special Option Committee which takes actions every Friday.

Stock Options. The Company makes a portion of its long-term incentive awards to Named Executive Officers in the form of stock options with an exercise price that is equal to the fair market value of the Company’s Common Stock on the grant date. Thus, the Named Executive Officers will only realize value on their stock options if our stockholders realize value on their shares. The stock options also function as a retention incentive for our executives as they vest over a four (4) year period following the grant date. In fiscal 2008, the Compensation Committee granted stock options to each of our Named Executive Officers. The material terms of these options are described below under “Grants of Plan-Based Awards.”

Restricted Stock Units. The Company may make a portion of its long-term incentive grants to Named Executive Officers in the form of restricted stock units. A restricted stock unit represents a contractual right to receive one share of the Company’s Common Stock if the applicable vesting requirements are satisfied. The Company has determined that it is advisable to grant restricted stock units in addition to stock options (and in lieu of larger stock option grants) in order to minimize stock expense to the Company and dilution. Restricted stock units granted prior to fiscal 2008 also function as a retention incentive as they vest over four (4) years following the grant date. In fiscal 2008, the Compensation Committee granted restricted stock units to each of our Named Executive Officers. The restricted stock units awarded in fiscal 2008 are not subject to time-based vesting. Instead, fifty percent of the restricted stock units granted in fiscal 2008 become vested if the Company achieves cumulative cash flow from operations of at least $200 million during the period commencing July 1, 2008 and ending June 30, 2009. The remaining fifty percent of the restricted stock units granted in fiscal 2008 become vested if the Company achieves cumulative cash flow from operations of at least $600 million during the period commencing July 1, 2009 and ending June 30, 2010. The Committee adopted the cash flow vesting targets because it believes that the achievement of these cash flow targets would significantly benefit stockholders of the Company. The restricted stock units granted in fiscal 2008 are intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code. The additional material terms of the unit awards are described below under “Grants of Plan-Based Awards.”

401(k) Retirement Benefits

The Company provides retirement benefits to the Named Executive Officers under the terms of its tax-qualified 401(k) plan. In fiscal 2008, the Company made a discretionary matching contribution on behalf of each participant equal to one-half of the first 6% of compensation contributed to the plan by the participant. These Company contributions function as a retention incentive as they vest ratably over the first four (4) years of service with the Company (as determined under the plan). The Named Executive Officers participate in the plan on substantially the same terms as our other participating employees. The Company does not maintain any deferred compensation, defined benefit or supplemental retirement plans for its Named Executive Officers. For fiscal 2009, the Company will continue to match up to one-half of the first 6% of compensation contributed to the plan by the participant, but as a cost reduction measure, the matching contribution for each participant will be capped at $3,000. To make the plan more attractive for employees with relatively short periods of service, the vesting period under the plan was reduced effective April 1, 2009 from 4 years of service to 2 years of service. The change to the vesting period will not affect any Named Executive Officer, all of whom had previously become fully vested under the prior schedule.

Severance and Other Benefits Upon Termination of Employment or Change in Control

In order to achieve our compensation objective of attracting, retaining and motivating qualified executives, we believe that we need to provide our Named Executive Officers with severance protections that are consistent with the severance protections offered by our peer group companies. Except as expressly set forth below, the material terms of these severance protections were not changed during fiscal 2008. For Named Executive Officers, our philosophy is that a contractual right to severance pay should only exist upon certain terminations of employment in connection with a change in control of the Company. We believe that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Named Executive Officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage the Named Executive Officers to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, we provide Named Executive Officers with severance benefits pursuant to a change in control benefits agreement if their employment is terminated by us without cause or by the executive for good reason within twelve (12) months following a change in control. We believe that a protected period of twelve (12) months following a change in control is in line with the severance protections provided to comparable executives at our peer group companies. We also believe that these Named Executive Officers should receive their change in control severance benefits if their employment is constructively terminated in connection with a change in control. Given that none of the Named Executive Officers has an employment agreement that provides for a fixed position or duties, or for a fixed base salary or actual or target annual bonus, absent some form of constructive termination severance trigger, potential acquirors could constructively terminate a Named Executive Officer’s employment and avoid paying severance. For example, following a change in control, an acquiror could materially demote a Named Executive Officer, reduce significantly his or her salary and/or eliminate his or her annual bonus opportunity to force the Named Executive Officer to terminate his or her own employment and thereby avoid paying severance. Because we believe that constructive terminations in connection with a change in control are conceptually the same as actual terminations, and because we believe that acquirors would otherwise have an incentive to constructively terminate Named Executive Officers to avoid paying severance, the change in control agreements we have entered into with certain of our Named Executive Officers permit the Named Executive Officers to terminate their employment in connection with a change in control for certain “good reasons” that we believe result in the constructive termination of the Named Executive Officers’ employment. In the event the employment of a Named Executive Officer is terminated under the circumstances described above, we believe that providing these Named Executive Officers with a change in control agreement with cash severance benefits based on a multiple of salary and target bonus levels (a multiple of two (2) times for the Chief Executive Officer, one and one half (1 1/2) times for the President and Chief Operating Officer and one (1) times for the other Named Executive Officers) is consistent with our peer group companies and provides them with financial security during a period of time when they are likely to be unemployed and seeking new employment. In November 2008, the severance multiplier for Mr. Mehrotra was increased from one (1) times to one and one-half (1 1/2) times. The Committee made this change to a higher multiplier based on a review of external market data and internal equity, which led the Committee to conclude that the higher multiplier was more consistent for executives at Mr. Mehrotra’s level.

As discussed above under “Annual Cash Incentive Award,” the Committee has established a target bonus percentage for each Named Executive Officer. Severance payments under the change of control agreements are based on these target bonus percentages as in effect for the calendar year in which the change of control occurs, regardless of actual performance and regardless of whether the Committee had the discretion to award a lower bonus or no bonus. We believe that the use of target bonuses for this purpose is appropriate to provide certainty to executives and to avoid disputes concerning the calculation of severance payments.

In the event that a Named Executive Officer becomes entitled to severance under the principles described above, in addition to cash severance benefits, we believe that it is also appropriate to provide Named Executive Officers with other severance protections, such as (1) continued medical insurance coverage for twenty-four (24) months following termination; (2) accelerated vesting of outstanding equity awards (with accelerated options to remain exercisable for twelve (12) months following termination, subject to the maximum term of the option); and (3) executive outplacement benefits for twelve (12) months following termination (including resume assistance, career evaluation and assessment, individual career counseling, financial counseling, access to one or more on-line employment databases, private office and office support). Similar to cash severance benefits, we believe these other severance benefits are consistent with the severance arrangements of our peer group companies and provide the Named Executive Officers with financial and personal security during a period of time when they are likely to be unemployed.

As part of their severance benefits under a change in control agreement, Named Executive Officers are also reimbursed for the full amount of any excise taxes imposed on their severance payments and any other payments under Section 4999 of the Internal Revenue Code. We provide the Named Executive Officers with a “gross-up” for any parachute payment excise taxes that may be imposed because we have determined the appropriate level of severance protections for each Named Executive Officer without factoring in the adverse tax effects on the Named Executive Officers that may result under Section 4999 of the Internal Revenue Code. The excise tax gross-up is intended to make the Named Executive Officers whole for any adverse tax consequences they may become subject to under Section 4999 of the Internal Revenue Code, and to preserve the level of severance protections that we have determined to be appropriate.

In November 2008, the existing change of control agreements were amended to comply with certain requirements imposed by Section 409A of the Internal Revenue Code. Section 409A and applicable regulations provide that under certain circumstances severance payments may be delayed for 6 months following the termination of employment of a Named Executive Officer. Because of the potential 6-month delay, we authorized the establishment of a trust that would hold assets representing the potential severance amounts until payment. The trust would be funded upon a change of control, to the extent that funding is then consistent with Section 409A and other applicable tax laws. In order to preserve the tax treatment of the severance payments, the assets of the trust would be available to the Company’s creditors in the event of the Company’s insolvency.

We generally do not believe that Named Executive Officers should be entitled to severance benefits merely because a change in control transaction occurs. The payment of severance benefits is generally only triggered by an actual or constructive termination of employment in connection with a change in control. However, we determined that it was advisable to provide for one (1) year of accelerated vesting of equity awards in the event of a change in control pursuant to the change in control agreements. In addition, under the terms of our stock incentive plans, if there is a liquidation, sale of all or substantially all of our assets, or merger or reorganization that results in a change in control of the Company, and such outstanding awards will not be continued or assumed following the transaction, then, like all other employees, Named Executive Officers may receive immediate vesting and/or payout of their outstanding long-term incentive compensation awards. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate to fully vest share-based awards in these change in control situations because such a transaction may effectively end the Named Executive Officers’ ability to realize any further value with respect to the share-based awards.

In connection with Dr. Thakur’s departure from the Company in May 2008, the Committee approved a separation agreement under which Dr. Thakur received (i) a lump sum payment of $300,629, representing nine (9) months of his base salary, (ii) continued coverage in the Company’s medical plan for a period of twelve (12) months, and (iii) accelerated vesting of the stock options that otherwise would have vested had he remained an employee of the Company for ten (10) additional months. We believe these payments and benefits were warranted because in exchange for these payments, Dr. Thakur provided a full and general release in favor of the Company and agreed to certain confidentiality, cooperation, non-solicitation and non-disclosure obligations. The separation agreement with Dr. Thakur is not intended to create an obligation (explicit or implicit) regarding the treatment of any other Named Executive Officer upon a separation from employment. The Committee would evaluate each such situation separately should it occur.

Please see the “Potential Payments Upon Termination or Change in Control” section below for a description of the potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control.

Stock Ownership Guidelines

Each Board member and executive officer (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) is required to own the Company’s Common Stock, with a minimum stock ownership requirement, if any, to be determined by the Board from time to time.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The limitation applies only to compensation which is not considered to be performance-based, either because it is not tied to the attainment of performance milestones or because it is not paid pursuant to a stockholder-approved plan. The Compensation Committee believes that in establishing the cash and equity incentive compensation programs for the Company’s executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. Accordingly, the Compensation Committee may provide one or more executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to the Company’s financial performance or share-based awards in the form of restricted stock or restricted stock units, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. The Compensation Committee believes it is important to maintain incentive compensation at the requisite level to attract and retain the executive officers essential to the Company’s financial success, even if all or part of that compensation may not be deductible by reason of the Section  162(m) limitation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the three Non-Employee Directors named at the end of this report each of whom is independent as defined by the NASDAQ Global Select Market listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that this Compensation Discussion and Analysis section be included in the Company’s 2008 Annual Report on Form 10-K/A filed with the SEC.

Compensation Committee of the Board of Directors

Irwin Federman (Chair)

Michael E. Marks

Dr. James D. Meindl

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Of the Compensation Committee members whose names appear on the Compensation Committee Report above, all were committee members during all of fiscal 2008. No current member of the Compensation Committee is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended December 28, 2008.

SUMMARY COMPENSATION TABLE—FISCAL 2006—2008

The following table presents information regarding compensation of our Named Executive Officers for services rendered during fiscal 2006, 2007 and 2008.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (2) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (h)	All Other Compensation ($) (3) (i)	Total ($) (j)
Dr. Eli Harari,	2008	848,000	—	1,645,224	4,317,988	—	—	20,124	6,831,336
Chief Executive Officer &	2007	750,769	—	1,571,369	7,272,781	911,600	—	19,474	10,525,993
Chairman of the Board	2006	788,461	—	949,729	7,012,742	1,200,000	—	18,558	9,969,490

Judy Bruner,	2008	480,462	—	824,859	2,312,281	—	—	2,483	3,620,085
Executive Vice President,	2007	394,596	—	785,685	2,881,702	328,950	—	1,292	4,392,225
Administration & Chief	2006	396,125	—	474,864	2,518,586	451,530	—	1,300	3,842,405
Financial Officer

Sanjay Mehrotra,	2008	553,154	—	1,903,383	2,514,673	—	—	4,933	4,976,143
President & Chief	2007	458,332	—	2,076,822	4,072,913	416,670	—	4,899	7,029,636
Operating Officer	2006	468,408	—	712,296	4,006,202	605,660	—	7,815	5,800,381

Yoram Cedar,	2008	401,728	—	432,017	1,607,261	—	—	17,232	2,458,238
Executive Vice President,	2007	348,918	—	392,842	2,362,381	248,597	—	9,865	3,362,603
OEM Business &	2006	363,046	—	237,432	2,196,894	375,875	—	10,968	3,184,215
Corporate Engineering

Dr. Randhir Thakur(4),	2008	151,797	—	—	602,134	—	—	344,900	1,098,831
Executive Vice President,	2007	348,922	—	1,224,055	1,301,608	248,597	—	3,833	3,127,015
Technology & Worldwide	2006	363,051	—	1,675,023	931,013	375,882	—	2,812	3,347,781
Operations

(1)

The amounts reported in columns (e) and (f) above reflect the aggregate dollar amounts recognized for stock awards and option awards, respectively, for financial statement reporting purposes with respect to fiscal 2008, 2007 and 2006 (disregarding any estimate of forfeitures related to service-based vesting conditions). Detailed information about the amount recognized for specific awards is reported in the table under “Outstanding Equity Awards at Fiscal 2008 Year-End” below. For a discussion of the assumptions and methodologies used to calculate the amounts reported in columns (e) and (f), please see the discussion of equity incentive awards granted during fiscal 2008 contained in Note 9 (“Compensation and Benefits”) to the Company’s Consolidated Financial Statements, included as part of the Company’s 2008 Annual Report on Form 10-K/A filed with the SEC, and similar footnotes to the Company’s Consolidated Financial Statements for prior years in which the awards were granted, each of which notes are incorporated herein by reference.

(2)

The amounts reported in column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers under the terms of the fiscal 2007 and 2006 cash incentive awards granted under the 2005 Plan. The payouts were made in March 2008 for the 2007 awards and March 2007 for the 2006 awards. No payouts were made with respect to 2008 cash incentive awards. The non-equity incentive plan compensation was calculated using each Named Executive Officer’s base salary rate as of December 31 of the year in which the grant was made. The material terms of cash incentive awards granted in fiscal 2008 are further described below under “Description of Plan-Based Awards” and the material terms of cash incentive awards granted in fiscal 2007 and 2006 are described in the Company’s 2007 Annual Report on Form 10-K and 2006 Annual Report on Form 10-K, each filed with the SEC.

(3)

Amounts shown in column (i) include matching contributions to the Company’s 401(k) Plan on behalf of certain Named Executive Officers of up to $6,900, $6,750 and $6,600 in fiscal 2008, 2007 and 2006, respectively, and imputed income from term life insurance coverage, patent awards and 10 year service awards. Dr. Thakur’s income also includes a lump sum severance payment of $300,629 and a payout of accrued paid time off of $40,309.

(4)	Dr. Thakur resigned as an employee of the Company in May 2008.

Dr. Harari is the Chairman of the Board of Directors. As an employee-director, Dr. Harari does not receive additional compensation for his services as a director.

Compensation of Named Executive Officers

The Summary Compensation Table—Fiscal 2006—2008 above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2006, 2007 and 2008. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, an annual bonus and long-term equity incentives consisting of stock options and restricted stock units. The Named Executive Officers also earned or were paid the other benefits listed in column (i) of the Summary Compensation Table—Fiscal 2006—2008, as further described in footnote (3) to the table.

The Summary Compensation Table—Fiscal 2006—2008 should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s base salary and annual bonus is provided immediately following this paragraph. The Grants of Plan-Based Awards in Fiscal 2008 table, and the description of the material terms of the stock options and restricted stock units granted in fiscal 2008 that follows it, provides information regarding the long-term equity incentives awarded to the Named Executive Officers in fiscal 2008. The Outstanding Equity Awards at Fiscal 2008 Year-End and Option Exercises and Stock Vested in Fiscal 2008 tables provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards. The discussion of the potential payments due upon a termination of employment or change in control that follows is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements, Salary and Bonus Amounts

As indicated above, none of the Named Executive Officers is employed pursuant to an employment agreement. As a result, their base salary and bonus opportunities are not fixed by contract. Instead, generally in the first quarter of each fiscal year, the Compensation Committee establishes the base salary level for each of our Named Executive Officers. In making its determination, the Compensation Committee considers the factors discussed above under “Current Executive Compensation Program Elements—Base Salaries.” In fiscal 2008, the Company granted Named Executive Officers a cash incentive award under the 2005 Plan. However, no payouts were made with respect to these fiscal 2008 awards.

Consistent with the Company’s philosophy that a substantial portion of compensation should be contingent on the Company’s performance, base salary for Named Executive Officers in fiscal 2008 comprised a relatively low percentage (estimated between 11% and 25%) of total compensation. Equity and non-equity incentive compensation for Named Executive Officers in fiscal 2008, the value of which, as described below under “Description of Plan-Based Awards”, is significantly dependent upon on Company performance, comprised a much larger percentage (estimated between 75% and 89%) of total compensation. The Company believes this allocation of base salary and incentive compensation in proportion to total compensation is appropriate to balance the Company’s dual goals of aligning the interests of executives and stockholders and providing predictable benefit amounts that reward an executive’s continued service.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2008 under the 2005 Plan. The material terms of each grant are described below under “Description of Plan-Based Awards.”

Name(a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Stock Awards: Number of Shares of Stock or Units (#) (f)	All Option Awards: Number of Securities Underlying Options (#) (g)	Exercise or Base Price of Option Awards ($/Sh) (h)	Grant Date Fair Value of Stock and Option Awards ($) (i)
		Threshold ($) (1)(2) (c)	Target ($) (2) (d)	Maximum ($) (2) (e)

Dr. Eli Harari	2/19/08	397,500	1,590,000	2,782,500	—	150,000	25.18	3,777,000
	8/5/08	—	—	—	25,140	—	—	371,821

Judy Bruner	2/19/08	164,025	656,100	1,148,175	—	85,000	25.18	2,140,300
	8/5/08	—	—	—	13,335	—	—	197,225

Sanjay Mehrotra	2/19/08	210,375	841,500	1,472,625	—	120,000	25.18	3,021,600
	8/5/08	—	—	—	21,665	—	—	320,425

Yoram Cedar	2/19/08	113,820	455,280	796,739	—	60,000	25.18	1,510,800
	8/5/08	—	—	—	13,335	—	—	197,225

Dr. Randhir Thakur	2/19/08	112,736	450,944	789,152	—	50,000	25.18	1,259,000

(1)

The amount set forth in column (c) represents the minimum amount payable under the Named Executive Officer’s non-equity incentive plan award for a minimum level of performance with respect to the performance measure subject to the award. This minimum level of performance with respect to the performance measures was not achieved, and therefore no amount was paid under the award.

(2)

The amounts set forth in column (c), (d) and (e) were calculated by multiplying the annual salary of each Named Executive Officer as of December 31, 2008 by (i) each Named Executive Officer’s target bonus rate as a percentage of his or her salary (125% for Dr. Harari, 100% for Mr. Mehrotra, 90% for Ms. Bruner and 75% for Dr. Thakur and Mr. Cedar) and (ii) a maximum multiplier at each of the threshold, target and maximum levels of 37.5%, 150% and 262.5%, respectively. The target bonus rates and multiplier percentages for certain levels of performance were determined by the Compensation Committee at its meeting on February 19, 2008.

Description of Plan-Based Awards

During fiscal 2008, each Named Executive Officer was awarded a time-based stock option award and each Named Executive Officer other than Dr. Thakur was awarded a performance-based restricted stock unit award. In addition, each Named Executive Officer was granted a cash incentive award. Each of these awards was granted under, and is subject to the terms of, the 2005 Plan. The plan is administered by the Compensation Committee. The Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his or her death. However, the Compensation Committee may establish procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable securities laws and, with limited exceptions set forth in the plan document, are not made for value.

Stock Options

Each stock option reported in column (g) of the table above was granted with a per-share exercise price equal to the fair market value of a share of the Company’s Common Stock on the grant date. For these purposes, and in accordance with the terms of the 2005 Plan and the Company’s option grant practices, the fair market value is equal to the closing price of a share of Common Stock on the NASDAQ Global Select Market on the applicable grant date.

Each stock option granted to our Named Executive Officers in fiscal 2008 is subject to a four year vesting schedule, with 25% of the option vesting on February 19, 2009, and the remaining 75% of the option vesting in twelve substantially equal installments on each successive three month anniversary of February 19, 2009. Once vested, each stock option will generally remain exercisable until its normal expiration date. Each of the stock options granted to our Named Executive Officers in fiscal 2008 has a term of seven years. Outstanding options, however, may terminate earlier in connection with a change in control transaction or a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply, the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have three months to exercise the vested portion of the stock option following a termination of employment. This period is extended to twelve months if the termination is on account of the Named Executive Officer’s death or permanent disability. However, if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan), outstanding stock options (whether vested or unvested) will immediately terminate.

Under the terms of the 2005 Plan, if there is a change in control of the Company, each Named Executive Officer’s outstanding share-based awards granted under the plan (including the stock options, but not including the performance-based restricted stock units awarded in 2008) will generally become fully vested and, in the case of options, exercisable to the extent such outstanding awards are not substituted or assumed in connection with the transaction. Any options that become vested in connection with a change in control generally must be exercised prior to the change in control, or they will be canceled in exchange for the right to receive a cash payment in connection with the change in control transaction. In addition, if there is a change in control of the Company, the Compensation Committee may terminate the performance period applicable to the cash incentive award and pro-rate (based on the number of days during the performance period prior to the transaction) the bonus and performance targets based on year-to-date performance.

The stock options granted to the Named Executive Officers during fiscal 2008 do not include any dividend or dividend equivalent rights.

Restricted Stock Units

Each restricted stock unit awarded to our Named Executive Officers in fiscal 2008 represents a contractual right to receive one share of the Company’s Common Stock if the performance-based vesting requirements described below are satisfied. Restricted stock units are credited to a bookkeeping account established by the Company on behalf of each Named Executive Officer receiving such an award.

Fifty percent of the restricted stock units granted in fiscal 2008 become vested if the Company achieves cumulative cash flow from operations of at least $200 million during the four consecutive fiscal quarters commencing July 1, 2008 and ending June 30, 2009. The remaining 50% of the restricted stock units granted in fiscal 2008 become vested if the Company achieves cumulative cash flow from operations of at least $600 million during the four consecutive fiscal quarters commencing July 1, 2009 and ending June 30, 2010. The potential vesting dates for the award are the dates the Company announces of its financial results for the fiscal quarters ending June 28, 2009 and July 4, 2010. If the Company has not announced its financial results for such fiscal quarters by September 30 following such quarters, then vesting will occur as of September 30 if the performance goal has been satisfied. Subject to any accelerated vesting that may apply, upon the termination of a Named Executive Officer’s employment, any then-unvested restricted stock units will generally terminate.

If there is a change of control of the Company prior to the first potential vesting date of the restricted stock unit award, 50% of such award will become vested, and the remaining portion of the award will continue to be subject to the performance vesting requirements. However, if, following such a change of control but before the second potential vesting date, the Company involuntarily terminates the employment of the Named Executive Officer, then the remaining 50% of such award will become vested. If there is a change of control of the Company after the first potential vesting date but before the second potential vesting date, then 50% of such award will become vested.

Restricted stock units will generally be paid in an equivalent number of shares of the Company’s Common Stock as they become vested. Named Executive Officers are not entitled to voting or dividend rights with respect to the restricted stock units. Non-Employee Directors are, however, entitled to the following dividend equivalent rights with respect to the restricted stock units. If the Company pays a cash dividend on its Common Stock and the dividend record date occurs after the grant date and before all of the restricted stock units have either been paid or terminated, then the Company will credit the Named Executive Officer’s bookkeeping account with an amount equal to (i) the per-share cash dividend paid by the Company on its Common Stock with respect to the dividend record date, multiplied by (ii) the total number of outstanding and unpaid restricted stock units (including any unvested restricted stock units) as of the dividend record date. These dividend equivalents will be subject to the same vesting, payment and other terms and conditions as the original restricted stock units to which they relate (except that the dividend equivalents may be paid in cash or such other form as the plan administrator may deem appropriate).

Non-Equity Incentive Plan Award

Each non-equity incentive plan award granted to our Named Executive Officers in fiscal 2008 consisted of an annual cash incentive opportunity under the 2005 Plan. The award provided for the payment of a cash bonus based on the Company’s performance for fiscal 2008 in the area of earnings per share.

The amount of each Named Executive Officer’s award (before any application of the Compensation Committee’s discretion to reduce the payout under any award) is (i) the Named Executive Officer’s target incentive amount times (ii) a multiplier determined based on the Company’s performance. The target incentive amount is expressed as a percentage of the Named Executive Officer’s rate of base salary as of December 31, 2008. The target incentive amounts for the Named Executive Officers were 125% of base salary for Dr. Harari, 100% of base salary for Mr. Mehrotra, 90% of base salary for Ms. Bruner and 75% of base salary for the remaining Named Executive Officers. In addition to establishing target incentive amounts, the Compensation Committee approved a range of multipliers of the target amount based on the level of the Company’s achievement of the earnings per share performance goal. The maximum multiplier ranged from 0% of target for performance below a threshold level, 37.5% of target for performance at a threshold level, 150% of target at the achievement of the target performance level and a maximum of 262.5% of target for exceptional performance. In fiscal 2008, the threshold performance goal was not satisfied, and therefore no payouts were made with respect to the fiscal 2008 awards.

OUTSTANDING EQUITY AWARDS AT FISCAL 2008 YEAR-END

The following table presents information regarding the outstanding share-based awards held by each Named Executive Officer as of December 31, 2008, including the vesting dates for the portions of these awards that had not vested as of that date. This table also includes the amounts recognized for each of these awards for financial statement reporting purposes for fiscal 2008 as reflected in the Summary Compensation Table—Fiscal 2006—2008 above. For purposes of clarity, awards that were granted prior to December 31, 2008 but that were not outstanding as of December 31, 2008 (for example, because the awards were forfeited, exercised, paid or otherwise settled prior to December 31, 2008) are also included in the table below if a charge was recognized for financial statement reporting purposes for fiscal 2008 with respect to the award. Additional information regarding these awards is presented in the footnotes below and in the table below under “Option Exercises and Stock Vested in Fiscal 2008.”

	Option Awards (1)							Stock Awards (2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Grant Date (e)	Option Expiration Date (f)	Allocable Financial Charge Recognized for Fiscal 2008 ($) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Stock Award Grant Date (i)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (j)	Allocable Financial Charge Recognized for Fiscal 2008 ($) (k)

Dr. Eli Harari	168,776	—		6.41	1/22/02	1/21/12	—	50,000	(11)	5/25/06	480,000	1,571,369
	400,000	—		6.13	6/27/02	6/26/12	—	25,140	(13)	8/5/08	241,344	73,855
	600,000	—		8.875	1/21/03	1/20/13	—
	325,000	—		34.59	1/16/04	1/15/14	173,936
	187,500	12,500	(4)	24.18	1/3/05	1/2/15	586,386
	175,000	25,000	(5)	26.09	5/27/05	5/26/12	620,728
	65,625	84,375	(6)	58.84	5/25/06	5/24/13	1,399,314
	96,250	123,750	(9)	41.91	3/20/07	3/19/14	1,130,646
	—	150,000	(10)	25.18	2/19/08	2/18/15	406,977

Totals	2,045,685	358,125					4,317,988	75,140			721,344	1,645,224

Judy Bruner	340,000	—		20.12	6/21/04	6/20/14	773,648	25,000	(11)	5/25/06	240,000	785,685
	117,187	7,813	(4)	24.18	1/3/05	1/2/15	366,491	13,335	(13)	8/5/08	128,016	39,175
	55,000	25,000	(7)	59.04	2/16/06	2/15/13	526,179
	54,687	70,313	(9)	41.91	3/20/07	3/19/14	473,322
	—	85,000	(10)	25.18	2/19/08	2/18/15	172,641

Totals	566,874	188,126					2,312,281	38,335			368,016	824,860

Sanjay Mehrotra	244,748	—		5.41	9/21/01	9/20/11	—	37,500	(11)	5/25/06	360,000	1,178,527
	46,876	—		8.875	1/21/03	1/20/13	—	37,500	(12)	3/20/07	360,000	522,082
	116,250	—		34.59	1/16/04	1/15/14	86,968	21,665	(13)	8/5/08	207,984	63,646
	46,876	—		21.19	8/12/04	8/11/14	173,352
	187,500	20,750	(4)	24.18	1/3/05	1/2/15	879,579
	68,750	31,250	(7)	59.04	2/16/06	2/15/13	657,724
	54,687	70,313	(9)	41.91	3/20/07	3/19/14	473,321
	—	120,000	(10)	25.18	2/19/08	2/18/15	243,729

Totals	765,687	240,313					2,514,673	96,665			4,021,863	1,903,383

	Option Awards (1)							Stock Awards (2)
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Option Exercise Price ($) (d)	Option Grant Date (e)	Option Expiration Date (f)	Allocable Financial Charge Recognized for Fiscal 2008 ($) (g)	Number of Shares or Units of Stock That Have Not Vested (#) (h)		Stock Award Grant Date (i)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3) (j)	Allocable Financial Charge Recognized for Fiscal 2008 ($) (k)

Yoram Cedar	40,000	—		17.906	12/14/99	12/13/09	—	12,500	(11)	5/25/06	120,000	392,842
	40,000	—		17.188	12/21/00	12/20/10	—	13,335	(13)	8/5/2008	128,016	39,175
	20,000	—		10.95	6/20/01	6/19/11	—
	2,500	—		5.41	9/21/01	9/20/11	—
	4,500	—		6.41	1/22/02	1/21/12	—
	15,000	—		6.13	6/27/02	6/26/12	—
	50,000	—		8.87	1/21/03	1/20/13	—
	75,000	—		34.59	1/16/04	1/15/14	43,484
	50,000	—		21.19	8/12/04	8/11/14	115,568
	140,625	9,375	(4)	24.18	1/3/05	1/2/15	439,790
	65,000	15,000	(8)	44.79	9/23/05	9/22/12	376,354
	13,750	6,250	(7)	59.04	2/16/06	2/15/13	131,545
	43,750	56,250	(9)	41.91	3/20/07	3/19/14	378,657
	—	60,000	(10)	25.18	2/19/08	2/18/15	121,864

Totals	560,126	146,875					1,607,261	25,835			248,016	432,017

Dr. Randhir Thakur	—	—		44.32	9/23/05	9/22/12	357,134	—			—
	—	—		41.91	3/20/07	3/19/14	183,111
	—	—		25.18	2/19/08	3/19/14	61,889

Totals	—	—					602,134	—			—	—

(1)

Each stock option grant reported in the table above with a grant date before May 27, 2005 was granted under, and is subject to, the Company’s 1995 Stock Option Plan. Each stock option grant reported in the table above with a grant date on or after May 27, 2005 was granted under, and is subject to, the 2005 Plan. The option expiration date shown in column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described below. For each Named Executive Officer, the unexercisable options shown in column (c) above are also unvested and will generally terminate if the Named Executive Officer’s employment terminates.

The exercisable options shown in column (b) above, and any unexercisable options shown in column (c) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within three months after the date of termination of employment. However, if a Named Executive Officer dies or becomes totally disabled while employed with the Company, or if their employment is terminated by us without cause or by the executive for good reason with twelve (12) months following a change in control, exercisable stock options will generally remain exercisable for twelve months following the Named Executive Officer’s death, disability or termination. In addition, the stock options (whether exercisable or not) will immediately terminate if a Named Executive Officer’s employment is terminated by the Company for “misconduct” (as determined under the plan). The options may become fully vested and may terminate earlier than the normal expiration date if there is a change in control of the Company.

(2)

The stock awards held by our Named Executive Officers are subject to accelerated vesting in connection with certain changes in control of the Company and upon certain terminations of employment in connection with a change in control of the Company, as described in more detail above under “Grants of Plan-Based Awards” and below under “Potential Payments Upon Termination or Change in Control.” Except as otherwise indicated in those sections, unvested stock awards will generally be forfeited if a Named Executive Officer’s employment terminates.

(3)

The market or payout value of stock awards reported in column (j) is computed by multiplying the number of shares or units of stock reported in column (h) by $9.60, the closing market price of our common stock on December 31, 2008, the last trading day of 2008.

(4)	The unvested portions of these option awards were scheduled to vest in full on January 3, 2009.

(5)	The unvested portion of this option award was scheduled to vest in two substantially equal installments on February 27, 2009 and May 27, 2009.

(6)	The unvested portion of this option award was scheduled to vest in nine substantially equal installments on February 16, 2008 and each successive three month anniversary of February 16, 2008.

(7)	The unvested portions of these option awards were scheduled to vest in five substantially equal installments on February 16, 2009 and each successive three month anniversary of February 16, 2009.

(8)	The unvested portions of these option awards were scheduled to vest in three substantially equal installments on March 23, 2009 and each successive three month anniversary of March 23, 2009.

(9)	The unvested portions of these options were scheduled to vest in eight substantially equal installments on March 20, 2009 and each successive three month anniversary of March 20, 2009.

(10)

Of the unvested portions of these option awards, 25% of the options were scheduled to vest on February 19, 2009. The remaining 75% of the options are scheduled to vest in twelve substantially equal installments on each successive three month anniversary of February 19, 2009.

(11)	The unvested portions of these stock awards were scheduled to vest in two substantially equal installments on February 16, 2009 and February 16, 2010.

(12)	The unvested portion of this stock award was scheduled to vest in three substantially equal installments on March 20, 2009, March 20, 2010 and March 20, 2011.

(13)

Fifty percent of this stock award becomes vested upon the announcement of the Company’s financial results for the fiscal quarter ending June 30, 2009 if the Company achieves cumulative cash flow from operations of at least $200 million during the four consecutive fiscal quarters commencing July 1, 2008 and ending June 30, 2009. The remaining 50% of this stock award becomes vested upon the announcement of the Company’s financial results for the fiscal quarter ending June 30, 2010 if the Company achieves cumulative cash flow from operations of at least $600 million during the four consecutive fiscal quarters commencing July 1, 2009 and ending June 30, 2010. If the Company has not announced its financial results for such fiscal quarters by September 30 following such quarters, then vesting will occur as of September 30 if the performance goal has been satisfied.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2008

The following table presents information regarding the exercise of stock options by Named Executive Officers during fiscal 2008, and on the vesting during fiscal 2008 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (1) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (1) (e)
Dr. Eli Harari	354,280	5,058,145	25,000	634,250
Judy Bruner	—	—	12,500	317,125
Sanjay Mehrotra	78,810	1,683,682	18,750	1,040,813
Yoram Cedar	—	—	6,250	158,563
Dr. Randhir Thakur	—	—	—	—

(1)

The dollar amounts shown in column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our Common Stock on the date of exercise and the exercise price of the options. The dollar amounts shown in column (e) above for stock awards are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of the Company’s Common Stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to Named Executive Officers in connection with certain terminations of their employment with the Company and/or a change in control of the Company. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to these Named Executive Officers, we have assumed that the applicable triggering event (i.e., termination of employment or change in control) occurred on December 31, 2008 and that the price per share of the Company’s Common Stock is equal to the closing price per share on December 31, 2008, the last trading day in 2008.

In addition to the change in control and termination benefits described below, outstanding share-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans as noted under “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal 2008 Year-End” above. The estimated value of accelerated vesting under the Company’s equity incentive plans is covered below under the description of these Named Executive Officers’ severance arrangements.

As described below, if the benefits payable to a Named Executive Officer in connection with a change in control of the Company would be subject to the excise tax imposed under Section 280G of the Internal Revenue Code of 1986 (“Section 280G”), the Company will make an additional payment (a “gross-up payment”) to the executive so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due. For purposes of calculating the Section 280G excise tax, we have assumed that the Named Executive Officer’s outstanding equity awards would be accelerated and terminated in exchange for a cash payment upon the change in control. Based on this assumption, and as indicated in the chart below, had the Named Executive Officers terminated employment under their respective change in control agreements on December 31, 2008, the Company estimates that no gross-up payment would have been payable to the Named Executive Officers. The value of this acceleration of vesting would be higher if the accelerated awards were assumed by the acquiring company rather than terminated upon the transaction; however, the Company estimates that this increase in value would not have been significant enough to trigger a gross-up payment. For purposes other than calculating the

Section 280G excise tax, we have calculated the value of any option or stock award that may be accelerated in connection with a change in control of the Company to be the full value of such award (i.e., the full “spread” value for option awards and the full price per share of Common Stock for stock awards).

Change of Control Benefits Agreements with Named Executive Officers

As indicated above, the Company has entered into a change of control agreement with each Named Executive Officer. The agreements are substantially identical (except as noted below with respect to Dr. Harari and Mr. Mehrotra) and provide for certain benefits to be paid to the Named Executive Officer in connection with a change of control and/or termination of employment with the Company under the circumstances described below.

Change of Control Benefits. Upon a “Change of Control” (as defined in the change in control agreement) of the Company, for purposes of the Named Executive Officer’s vesting in then outstanding and unvested equity awards (other than the performance-based restricted stock unit awards granted in 2008), the Named Executive Officer will be treated as having completed one additional year of vesting service as of the date of the Change of Control. The remaining unvested portions of the equity awards will continue to vest in accordance with their normal terms, but subject to the Named Executive Officer’s additional year of deemed vesting service. Fifty percent of the performance-based restricted stock unit awards granted in 2008 may become vested upon a change of control, as described above under Grants of Plan Based Awards in Fiscal 2008—Restricted Stock Units. If a Change in Control of the Company had occurred on December 31, 2008, the Company estimates that the aggregate value of the one year acceleration of equity awards and acceleration of 50% of the performance-based restricted stock unit awards for each Named Executive Officer with a change in control agreement would have been as follows: Dr. Harari ($360,672), Ms. Bruner ($184,008), Mr. Mehrotra ($403,992), Dr. Thakur ($0) and Mr. Cedar ($124,008). The Company estimates that this acceleration of vesting by itself would not trigger excise taxes under Section 280G for any Named Executive Officer.

Severance Benefits—Termination of Employment in Connection with Change in Control. In the event a Named Executive Officer’s employment is terminated by the Company (or a successor) without “Cause” (and not on account of the Named Executive Officer’s death or disability) or by the Named Executive Officer for “Good Reason” (as those terms are defined in the change in control agreement) within twelve months following a Change of Control of the Company, the Named Executive Officer will be entitled to severance pay that includes: (i) a lump sum cash payment equal to one (1) times (one and one-half (1.5) times for Mr. Mehrotra and two (2) times for Dr. Harari) the sum of (A) the Named Executive Officer’s annual base salary as of the Change of Control or termination of employment, whichever is greater, plus (B) the Named Executive Officer’s target annual bonus for the year of termination; (ii) for a period of 24 months following the termination date, continuation of the same or equivalent life, health, disability, vision, dental and other insurance coverage for the Named Executive Officer and his or her spouse and eligible dependents as the Named Executive Officer was receiving immediately prior to the Change of Control; (iii) accelerated vesting of the Named Executive Officer’s equity awards to the extent outstanding on the termination date and not otherwise vested, with accelerated options to remain exercisable for twelve months following the termination (subject to the maximum term of the option); (iv) for a period of twelve months following the termination, executive-level outplacement benefits (which shall include at least resume assistance, career evaluation and assessment, individual career counseling, financial counseling, access to one or more on-line employment databases, private office and office support); and (v) in the event that the Named Executive Officer’s benefits are subject to the excise tax imposed under Section 280G, a gross-up payment so that the net amount of such payment (after taxes) he or she receives is sufficient to pay the excise tax due.

The following table lists the Named Executive Officers and the estimated amounts they would have become entitled to under their change of control agreement had their employment with the Company terminated on December 31, 2008 under circumstances described above.

Name (a)	Estimated Total Value of Cash Payment ($) (b)	Estimated Total Value of Health Coverage Continuation ($) (c)	Estimated Total Value of Equity Acceleration ($) (d)	Estimated Value of Outplacement Benefits ($) (e)	Estimated Total Value of Excise Tax “Gross-Up” ($) (f)
Dr. Eli Harari	3,816,000	27,535	721,344	50,000	—
Sanjay Mehrotra	1,683,000	38,050	927,984	50,000	—
Judy Bruner	923,400	37,975	368,016	50,000	—
Yoram Cedar	708,213	27,050	248,016	50,000	—

Severance Agreement with Dr. Thakur

The Company and Dr. Thakur entered into a separation agreement in connection with Dr. Thakur’s departure from the Company in May 2008. Under the agreement, Dr. Thakur received (i) a lump sum payment of $300,629, representing nine (9) months of his base salary, (ii) continued coverage in the Company’s medical plan for a period of twelve (12) months, and (iii) accelerated vesting of the stock options that otherwise would have vested had he remained an employee of the Company for ten (10) additional months. The estimated value of the health care continuation coverage provided to Dr. Thakur is $37,975, and no value was assigned to the accelerated vesting of his stock options as the exercise price exceeded the fair market value of the Company’s stock at the date of his termination.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

The Audit Committee is responsible for review, approval, or ratification of “related-person transactions” between the Company or its subsidiaries and related persons. Under the SEC rules, a related person is a director, officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 5% of that company’s shares, if the amount involved does not exceed the greater of $200,000, or 2% of that company’s total annual revenue;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Transactions involving related persons that are not included in one of the above categories are generally reviewed by the Company’s legal department. The legal department determines whether a related person could have a significant interest in such a transaction, and any such transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Irwin Federman, the Company’s Vice Chairman of the Board of Directors, Lead Independent Director and a member of the Company’s Compensation and Audit Committees, is a general partner of U.S. Venture Partners, a venture capital firm. One of U.S. Venture Partners’ funds holds a 13% interest in Intermolecular, Inc., or Intermolecular, a privately held company. Mr. Federman also serves on Intermolecular’s board of directors. In August 2006, the Company entered into an agreement with Intermolecular pursuant to which Intermolecular agreed to provide research and development services to the Company. In fiscal 2008, Intermolecular did not provide services to the Company, and in fiscal 2007, the Company paid Intermolecular $5.0 million for services rendered. In light of the relationship between Mr. Federman and Intermolecular, the Audit Committee reviewed and approved the Company’s transactions with Intermolecular.

CERTAIN TRANSACTIONS

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) authorizes the Company to provide indemnification of the Company’s Directors and officers, and the Company’s Restated Bylaws (the “Bylaws”) require the Company to indemnify its Directors and officers, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”). In addition, each of the Company’s current Directors and executive officers has entered into a separate indemnification agreement with the Company. Finally, the Certificate and Bylaws limit the liability of Directors to the Company or its stockholders to the fullest extent permitted by the DGCL.

The Company intends that all future transactions between the Company and its officers, Directors, principal stockholders and their affiliates be approved by the Audit Committee, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

OTHER BUSINESS

The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Eli Harari

Chairman of the Board, Director

and Chief Executive Officer

April [—], 2009

ANNEX A

TEXT OF PROPOSED AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE CUMULATIVE VOTING

(Amendment to Section C.4 of Article IV)

4 Voting Rights. The holders of shares of Common Stock shall be entitled to vote on all matters at all meetings of the stockholders of the Corporation and shall be entitled to one vote for each share of Common Stock entitled to vote at such meeting. ~~The holders of shares of Common Stock shall be entitled to cumulate shares for purposes of voting to elect the Corporation’s directors on the terms and in the manner set forth in the Bylaws.~~

A-1

ANNEX B

SANDISK CORPORATION

AMENDED AND RESTATED 2005 INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.	PURPOSE OF THE PLAN

This 2005 Incentive Plan is intended to promote the interests of SanDisk Corporation, a Delaware corporation, by providing eligible persons in the Corporation’s service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in such service. The Amended and Restated Plan reflects amendments adopted in 2009.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II.	STRUCTURE OF THE PLAN

A. The Plan shall be divided into three separate equity incentive programs:

•

the Discretionary Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock or stock appreciation rights tied to the value of such Common Stock,

•

the Stock Issuance and Cash Bonus Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units or other stock-based awards which vest upon the completion of a designated service period or the attainment of pre-established performance milestones, be awarded cash bonus opportunities which are earned through the attainment of pre-established performance milestones, or be issued shares of Common Stock through direct purchase or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

•	the Automatic Grant Program under which eligible non-employee Board members will automatically receive grants at designated intervals over their period of continued Board service.

B. The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III.	ADMINISTRATION OF THE PLAN

A. The Compensation Committee shall have sole and exclusive authority to administer the Discretionary Grant Program and Stock Issuance and Cash Bonus Program with respect to Section 16 Insiders. Administration of the Discretionary Grant Program and Stock and Cash Bonus Issuance Program with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Compensation Committee or a Secondary Board Committee, or the Board may retain the power to administer those programs with respect to all such persons. However, any discretionary option grants, stock appreciation rights, stock issuances or other stock-based awards for members of the Compensation Committee must be authorized by a disinterested majority of the Board. Furthermore, the authority to grant options pursuant to the Discretionary Grant Program with respect to Employees other than Section 16 Insiders may, at the Board’s discretion, be vested in a Secondary Executive Committee to the extent permitted by Section 157(c) of the Delaware General Corporation Law.

B. Members of the Compensation Committee, any Secondary Board Committee and any Secondary Executive Committee shall serve for such period of time as the Board may determine and may be removed by the

Board at any time. The Board may at any time terminate the functions of any Secondary Board Committee or Secondary Executive Committee and reassume all powers and authority previously delegated to either or both of such committees.

C. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Grant Program and Stock Issuance and Cash Bonus Program and to make such determinations under, and issue such interpretations of, the provisions of those programs and any outstanding options, stock appreciation rights, stock issuances, other stock-based awards or cash bonus opportunities thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Grant Program and Stock Issuance and Cash Bonus Program under its jurisdiction or any stock option, stock appreciation right, stock issuance or other award thereunder. Notwithstanding the foregoing or anything to the contrary in this Plan, Option grants by any Secondary Executive Committee shall conform to the limitations established by the Board pursuant to Section 157(c) of the Delaware General Corporation Law.

D. Service as a Plan Administrator by the members of the Compensation Committee shall constitute service as Board members, and the members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Compensation Committee, any Secondary Board Committee or any Secondary Executive Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grant, stock appreciation right, stock issuance or other award under the Plan.

E. Administration of the Automatic Grant Program shall be self-executing in accordance with the terms of that program, and no Plan Administrator shall exercise any discretionary functions with respect to any option grants or stock issuances made under that program, except that the Compensation Committee shall have the express authority to establish from time to time the specific number of shares to be subject to the initial and annual grants made to the non-employee Board members under such program.

F. Awards to Employees who are “covered employees” under Section 162(m) of the Code of (i) options or stock appreciation rights, or (ii) shares or cash subject to the achievement of pre-established criteria as described in Section I.B.2 of Article Three of the Stock Issuance and Cash Bonus Program, shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless the Compensation Committee provides otherwise at the time such an award is granted.

IV.	ELIGIBILITY

A. The persons eligible to participate in the Discretionary Grant Program and Stock Issuance and Cash Bonus Program are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

Notwithstanding the foregoing, only Employees are eligible to receive awards intended to constitute performance-based compensation under Code Section 162(m).

B. The Plan Administrator shall have full authority to determine, (i) with respect to the grant of options or stock appreciation rights under the Discretionary Grant Program, which eligible persons are to receive such grants, the time or times when those grants are to be made, the number of shares to be covered by each such grant, the time or times when the grant is to become exercisable, the vesting schedule (if any) applicable to the granted option or stock appreciation right, the maximum term for which such option or stock appreciation right is to remain outstanding and the status of a granted option as either an Incentive Option or a Non-Statutory Option and (ii) with respect to stock issuances, other stock-based awards or cash bonus opportunities under the Stock Issuance and Cash Bonus Program, which eligible persons are to receive such issuances, awards or opportunities, the time or times when the issuances, awards or opportunities are to be made, the number of shares subject to each such issuance, award or opportunity, the vesting and issuance schedules applicable to the shares which are the subject of such issuance or award, the consideration for those shares and the performance criteria and other terms with respect to such cash bonus opportunities.

C. The Plan Administrator shall have the absolute discretion either to grant options or stock appreciation rights in accordance with the Discretionary Grant Program or to effect stock issuances, other stock-based awards and bonus opportunities in accordance with the Stock Issuance and Cash Bonus Program.

D. The individuals who shall be eligible to participate in the Automatic Grant Program shall be limited to (i) those individuals who first become non-employee Board members on or after the Plan Effective Date, whether through appointment by the Board or election by the Corporation’s stockholders, and (ii) those individuals who continue to serve as non-employee Board members on or after the Plan Effective Date. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) shall not be eligible to receive a grant under the Automatic Grant Program at the time he or she first becomes a non-employee Board member, but shall be eligible to receive periodic grants under the Automatic Grant Program while he or she continues to serve as a non-employee Board member.

V.	STOCK SUBJECT TO THE PLAN; ANNUAL CASH LIMITATION

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to twenty five million seven hundred thousand (25,700,000) shares.(1) The Plan shall serve as the successor to the two Predecessor Plans, and no further stock option grants shall be made under those Predecessor Plans on or after the Plan Effective Date. However, all options outstanding under the Predecessor Plans on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those options with respect to their acquisition of shares of Common Stock thereunder. To the extent any options outstanding under the Predecessor Plans on the Plan Effective Date expire or terminate unexercised, the number of shares of Common Stock subject to those expired or terminated options at the time of expiration or termination shall be added to the share reserve under this Plan and shall accordingly be available for issuance hereunder, up to a maximum of an additional ten million (10,000,000) shares.

(1)	The current aggregate share limit for the Plan is 20,700,000 shares (excluding shares originally authorized for issuance under the Predecessor Plans). Stockholders are being asked to approve an amendment to the Plan that would increase this aggregate share limit by an additional 5,000,000 shares (so that the new aggregate share limit for the Plan would be 25,700,000 shares, in addition to the shares originally authorized and not issued under the Predecessor Plans as set forth above).

B. Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be issued without cash consideration pursuant to the Stock Issuance and Cash Bonus Program shall not exceed twenty five percent (25%)(2) of the total number of shares of Common Stock from time to time authorized for issuance under the Plan, including (without limitation): (i) any shares added to the Plan reserve by reason of the expiration or termination of outstanding options under the Predecessor Plans prior to exercise, (ii) any increases to the Plan reserve from time to time approved by the Corporation’s stockholders and (iii) any adjustments to the authorized share reserve effected in accordance with Section V.E. of this Article One.

C. No one person participating in the Plan may receive stock options, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other stock-based awards (whether in the form of restricted stock units or other share-right awards) for more than one million (1,000,000) shares of Common Stock in the aggregate per calendar year. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards under the Stock Issuance and Cash Bonus Program payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed five million dollars ($5,000,000).

D. Shares of Common Stock subject to outstanding options or other awards made under the Plan shall be available for subsequent issuance under the Plan to the extent those options or awards expire or terminate for any reason prior to the issuance of the shares of Common Stock subject to those options or awards. Unvested shares issued under the Plan and subsequently forfeited or repurchased by the Corporation, at a price per share not greater than the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for subsequent reissuance. Should the exercise price of an option under the Plan be paid with shares of Common Stock, then the authorized reserve of Common Stock under the Plan shall be reduced by the gross number of shares for which that option is exercised, and not by the net number of shares issued under the exercised stock option.

If shares of Common Stock otherwise issuable under the Plan are withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or stock appreciation right or the issuance of fully-vested shares under the Stock Issuance and Cash Bonus Program, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares issuable under the exercised stock option or stock appreciation right or the gross number of fully-vested shares issuable under the Stock Issuance and Cash Bonus Program, calculated in each instance prior to any such share withholding.

E. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made by the Plan Administrator to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share under the Plan may increase by reason of the expiration or termination of unexercised options under the Predecessor Plans, (iii) the maximum number and/or class of securities which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program, (iv) the maximum number and/or class of securities for which any one person may be granted stock options, stand-alone stock appreciation rights, direct stock issuances and other stock-based awards under the Plan per calendar year, (v) the maximum number and/or class of securities for which grants may subsequently be made

(2)

The current maximum number of shares of Common Stock which may be issued without cash consideration pursuant to the Stock Issuance and Cash Bonus Program shall not exceed 10% of the total number of shares of Common Stock from time to time authorized for issuance under the Plan. Stockholders are being asked to approve an amendment to the Plan that would increase this limit by an additional 15% (so that the new maximum number of shares which may be issued without cash consideration may not exceed 25% of the total number of shares of Common Stock from time to time authorized for issuance under the Plan).

under the Automatic Grant Program to new and continuing non-employee Board members, (vi) the number and/or class of securities and the exercise or base price per share in effect under each outstanding option or stock appreciation right under the Plan and (vii) the number and/or class of securities subject to each outstanding restricted stock unit or other stock-based award under the Plan and the issue price (if any) payable per share. Such adjustments to the outstanding options, stock appreciation rights or other stock-based awards are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under those options, stock appreciation rights or other stock-based awards. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

F. Outstanding awards granted pursuant to the Plan shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

ARTICLE TWO

DISCRETIONARY GRANT PROGRAM

I.	OPTION TERMS

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator; provided, however, that such exercise price shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period (if any) necessary to avoid any resulting charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide instructions to (a) a brokerage firm (reasonably satisfactory to the Corporation for purposes of administering such procedure in compliance with the Corporation’s pre-clearance/pre-notification policies) to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm on such settlement date in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of seven (7) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options granted pursuant to the Discretionary Grant Program that are outstanding at the time of the Optionee’s cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option held by the Optionee at the time of the Optionee’s death and exercisable in whole or in part at that time may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or by the Optionee’s designated beneficiary or beneficiaries of that option.

(iii) Should the Optionee’s Service be terminated for Misconduct or should the Optionee otherwise engage in Misconduct while holding one or more outstanding options granted under this Article Two, then all of those options shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised for more than the number of vested shares for which the option is at the time exercisable. No additional shares shall vest under the option following the Optionee’s cessation of Service, except to the extent (if any) specifically authorized by the Plan Administrator in its sole discretion pursuant to an express written agreement with the Optionee. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any shares for which the option has not been exercised.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term,

(ii) include an automatic extension provision whereby the specified post-Service exercise period in effect for any option granted under this Article Two shall automatically be extended by an additional period of time equal in duration to any interval within the specified post-Service exercise period during which the exercise of that option or the immediate sale of the shares acquired under such option could not be effected in compliance with applicable federal and state securities laws, but in no event shall such an extension result in the continuation of such option beyond the expiration date of the term of that option, and/or

(iii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while such shares are unvested, the Corporation shall have the right to repurchase any or all of those unvested shares at a price per share equal to the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Transferability of Options. The transferability of options granted under the Plan shall be governed by the following provisions:

(i) Incentive Options: During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or the laws of inheritance following the Optionee’s death.

(ii) Non-Statutory Options. Non-Statutory Options shall be subject to the same limitation on transfer as Incentive Options, except that the Plan Administrator may structure one or more Non-Statutory Options so that the option may be assigned in whole or in part during the Optionee’s lifetime to one or more Family Members of the Optionee or to a trust established exclusively for one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

(iii) Beneficiary Designations. Notwithstanding the foregoing, the Optionee may designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Two (whether Incentive Options or Non-Statutory Options), and those options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

II.	INCENTIVE OPTIONS

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000).

To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, then for purposes of the foregoing limitations on the exercisability of those options as Incentive Options, such options shall be deemed to become first exercisable in that calendar year on the basis of the chronological order in which they were granted, except to the extent otherwise provided under applicable law or regulation.

C. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III.	STOCK APPRECIATION RIGHTS

A. Authority. The Plan Administrator shall have full power and authority, exercisable in its sole discretion, to grant stock appreciation rights in accordance with this Section III to selected Optionees or other individuals eligible to receive option grants under the Discretionary Grant Program.

B. Types. Two types of stock appreciation rights shall be authorized for issuance under this Section III: (i) tandem stock appreciation rights (“Tandem Rights”) and (ii) stand-alone stock appreciation rights (“Stand-alone Rights”).

C. Tandem Rights. The following terms and conditions shall govern the grant and exercise of Tandem Rights.

1. One or more Optionees may be granted a Tandem Right, exercisable upon such terms and conditions as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock or the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (i) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (ii) the aggregate exercise price payable for such vested shares.

2. No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall accordingly become entitled under this Section III shall be made in shares of Common Stock valued at Fair Market Value on the option surrender date.

3. If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (i) five (5) business days after the receipt of the rejection notice or (ii) the last day on which the option is otherwise exercisable in accordance with the terms of the instrument evidencing such option, but in no event may such rights be exercised more than seven (7) years after the date of the option grant.

D. Stand-Alone Rights. The following terms and conditions shall govern the grant and exercise of Stand-alone Rights:

1. One or more individuals eligible to participate in the Discretionary Grant Program may be granted a Stand-alone Right not tied to any underlying option under this Discretionary Grant Program. The Stand-alone Right shall relate to a specified number of shares of Common Stock and shall be exercisable upon such terms and conditions as the Plan Administrator may establish. In no event, however, may the Stand-alone Right have a maximum term in excess of seven (7) years measured from the grant date. Upon exercise of the Stand-alone Right, the holder shall be entitled to receive a distribution from the Corporation in an amount equal to the excess of (i) the aggregate Fair Market Value (on the exercise date) of the shares of Common Stock underlying the exercised right over (ii) the aggregate base price in effect for those shares.

2. The number of shares of Common Stock underlying each Stand-alone Right and the base price in effect for those shares shall be determined by the Plan Administrator in its sole discretion at the time the Stand-alone Right is granted. In no event, however, may the base price per share be less than the Fair Market Value per underlying share of Common Stock on the grant date. In the event outstanding Stand-alone Rights are to be assumed in connection with a Change in Control transaction or otherwise continued in effect, the shares of Common Stock underlying each such Stand-alone Right shall be adjusted immediately after such Change in Control so as to apply to the number and class of securities into which those shares of Common Stock would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time. Appropriate adjustments to reflect such Change in Control shall also be made to the base price per share in effect under each outstanding Stand-alone Right, provided the aggregate base price shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding Stand-alone Rights under the Discretionary Grant Program, substitute, for the securities underlying those assumed rights, one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in the Change in Control transaction.

3. Stand-alone Rights shall be subject to the same transferability restrictions applicable to Non-Statutory Options and may not be transferred during the holder’s lifetime, except if such assignment is in connection with the holder’s estate plan and is to one or more Family Members of the holder or to a trust established for the holder and/or one or more such Family Members or pursuant to a domestic relations order covering the Stand-alone Right as marital property. In addition, one or more beneficiaries may be designated for an outstanding Stand-alone Right in accordance with substantially the same terms and provisions as set forth in Section I.F of this Article Two.

4. The distribution with respect to an exercised Stand-alone Right shall be made in shares of Common Stock valued at Fair Market Value on the exercise date.

5. The holder of a Stand-alone Right shall have no stockholder rights with respect to the shares subject to the Stand-alone Right unless and until such person shall have exercised the Stand-alone Right and become a holder of record of the shares of Common Stock issued upon the exercise of such Stand-alone Right.

E. Post-Service Exercise. The provisions governing the exercise of Tandem and Stand-alone Rights following the cessation of the recipient’s Service shall be substantially the same as those set forth in Section I.C of this Article Two for the options granted under the Discretionary Grant Program, and the Plan Administrator’s discretionary authority under Section I.C.2 of this Article Two shall also extend to any outstanding Tandem or Stand-alone Appreciation Rights.

F. Gross Counting. Upon the exercise of any Tandem or Stand-alone Right under this Section III, the share reserve under Section V of Article One shall be reduced by the gross number of shares as to which such right is exercised, and not by the net number of shares actually issued by the Corporation upon such exercise.

IV.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. In the event of a Change in Control, each outstanding option or stock appreciation right under the Discretionary Grant Program shall automatically accelerate so that each such option or stock appreciation right shall, immediately prior to the effective date of that Change in Control, become exercisable as to all the shares of Common Stock at the time subject to such option or stock appreciation right and may be exercised as to any or all of those shares as fully vested shares of Common Stock. However, an outstanding option or stock appreciation right shall not become exercisable on such an accelerated basis if and to the extent: (i) such option or stock appreciation right is to be assumed by the successor corporation (or parent thereof) or is otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such option or stock appreciation right is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing at the time of the Change in Control on any shares as to which the option or stock appreciation right is not otherwise at that time exercisable and provides for subsequent payout of that spread in accordance with the same exercise/vesting schedule applicable to those shares or (iii) the acceleration of such option or stock appreciation right is subject to other limitations imposed by the Plan Administrator.

B. All outstanding repurchase rights under the Discretionary Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of a Change in Control, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator.

C. Immediately following the consummation of the Change in Control, all outstanding options or stock appreciation rights under the Discretionary Grant Program shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in full force and effect pursuant to the terms of the Change in Control transaction.

D. Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments to reflect such Change in Control shall also be made to (i) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same, (ii) the maximum number and/or class of securities available for issuance over the remaining term of the Plan (iii) the maximum number and/or class of securities by which the share reserve under this Plan may be increased by reason of the expiration or termination of unexercised options under the Predecessor Plans, (iv) the maximum number and/or class of securities which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program and (v) the maximum number and/or class of securities for which any one person may be granted stock options, stand-alone stock appreciation rights, direct stock issuances and other stock-based awards under the Plan per calendar year. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding options under the Discretionary Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

E. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Change in Control, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock, whether or not those options or stock appreciation rights are to be assumed in the Change in Control transaction or otherwise continued in effect. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall immediately terminate upon the consummation of the Change in Control transaction, and the shares subject to those terminated rights shall thereupon vest in full.

F. The Plan Administrator shall have full power and authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights in the event the Optionee’s Service is subsequently terminated by reason of an Involuntary Termination within a designated period following the effective date of any Change in Control transaction in which those options or stock appreciation rights do not otherwise fully accelerate. In addition, the Plan Administrator may structure one or more of the Corporation’s repurchase rights so that those rights shall immediately terminate with respect to any shares held by the Optionee at the time of such Involuntary Termination, and the shares subject to those terminated repurchase rights shall accordingly vest in full at that time.

G. The Plan Administrator shall have the discretionary authority to structure one or more outstanding options or stock appreciation rights under the Discretionary Grant Program so that those options or stock appreciation rights shall, immediately prior to the effective date of a Hostile Take-Over, become exercisable as to all the shares of Common Stock at the time subject to those options or stock appreciation rights and may be exercised as to any or all of those shares as fully vested shares of Common Stock. In addition, the Plan Administrator shall have the discretionary authority to structure one or more of the Corporation’s repurchase rights under the Discretionary Grant Program so that those rights shall terminate automatically upon the consummation of such Hostile Take-Over, and the shares subject to those terminated rights shall thereupon vest in full. Alternatively, the Plan Administrator may condition the automatic acceleration of one or more outstanding options or stock appreciation rights under the Discretionary Grant Program and the termination of one or more of the Corporation’s outstanding repurchase rights under such program upon the subsequent termination of the Optionee’s Service by reason of an Involuntary Termination within a designated period following the effective date of such Hostile Take-Over.

H. The portion of any Incentive Option accelerated in connection with a Change in Control or Hostile Take-Over shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-statutory Option under the Federal tax laws.

V.	PROHIBITION ON REPRICING PROGRAMS

The Plan Administrator shall not (i) implement any cancellation/regrant program pursuant to which outstanding options or stock appreciation rights under the Plan are cancelled and new options or stock appreciation rights are granted in replacement with a lower exercise price per share, (ii) cancel outstanding options or stock appreciation rights under the Plan with exercise prices per share in excess of the then current Fair Market Value per share of Common Stock for consideration payable in equity securities of the Corporation or (iii) otherwise directly reduce the exercise price in effect for outstanding options or stock appreciation rights under the Plan, without in each such instance obtaining stockholder approval.

ARTICLE THREE

STOCK ISSUANCE AND CASH BONUS PROGRAM

I.	STOCK ISSUANCE AND CASH BONUS TERMS

Shares of Common Stock may be issued under the Stock Issuance and Cash Bonus Program, either as vested or unvested shares, through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below. Shares of Common Stock may also be issued under the Stock Issuance and Cash Bonus Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units.

The grant, vesting or payment of cash awards under the Stock Issuance and Cash Bonus Program may depend on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the criteria set forth in Section I.B.2. of this Article Three.

The maximum number of shares of Common Stock which may be issued without cash consideration under the Stock Issuance and Cash Bonus Program (whether as direct stock issuances or pursuant to restricted stock units or other share-right awards) may not exceed twenty five percent (25%)(3) of the total number of shares of Common Stock from time to time authorized for issuance under the Plan, including (without limitation): (i) any shares added to the Plan reserve by reason of the expiration or termination of outstanding options under the Predecessor Plans prior to exercise, (ii) any increases to the Plan reserve from time to time approved by the Corporation’s stockholders and (iii) any adjustments to the authorized share reserve effected in accordance with Section V.E. of Article One.

A. Issue Price.

1. The issue price per share shall be fixed by the Plan Administrator, but shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the issuance date.

2. Shares of Common Stock may be issued under the Stock Issuance and Cash Bonus Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

(i) cash or check made payable to the Corporation,

(ii) past services rendered to the Corporation (or any Parent or Subsidiary); or

(iii) any other valid consideration under the Delaware General Corporation Law.

B. Vesting Provisions.

1. Shares of Common Stock issued under the Stock Issuance and Cash Bonus Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant’s period of Service or upon the attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance and Cash Bonus Program shall be determined by the Plan Administrator and incorporated into the Stock Issuance Agreement. Shares of Common Stock may also be issued under the Stock Issuance and Cash Bonus Program pursuant to share right awards or restricted stock units which entitle the recipients to receive the shares underlying those awards or units upon the attainment of designated performance goals or the satisfaction of specified Service requirements or upon the expiration of a designated time period following the vesting of those awards or units, including (without limitation) a deferred distribution date following the termination of the Participant’s Service.

2. The Plan Administrator shall also have the discretionary authority, consistent with Code Section 162(m), to structure one or more stock issuances, or restricted stock unit or share right awards or cash bonus awards so that the shares of Common Stock or cash subject to those issuances or awards shall vest (or vest and become issuable or payable) upon the achievement of certain pre-established corporate performance goals based on one or more of the following criteria: (1) return on total stockholder equity; (2) earnings per share of Common Stock; (3) net income or operating income (before or after taxes); (4) earnings before interest, taxes, depreciation and amortization; (5) earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, (6) sales or revenue targets; (7) return on assets, capital or investment; (8) cash flow; (9) market share; (10) cost reduction goals; (11) budget comparisons; (12) measures of customer satisfaction; (13) any combination of, or a specified increase in, any of the foregoing; (14) new product development or successful

(3)

The current maximum number of shares of Common Stock which may be issued without cash consideration pursuant to the Stock Issuance and Cash Bonus Program shall not exceed 10% of the total number of shares of Common Stock from time to time authorized for issuance under the Plan. Stockholders are being asked to approve an amendment to the Plan that would increase this limit by an additional 15% (so that the new maximum number of shares which may be issued without cash consideration may not exceed 25% of the total number of shares of Common Stock from time to time authorized for issuance under the Plan).

completion of research and development projects; and (15) the formation of joint ventures, research or development collaborations, or the completion of other corporate transactions intended to enhance the Corporation’s revenue or profitability or enhance its customer base. In addition, such performance goals may be based upon the attainment of specified levels of the Corporation’s performance under one or more of the measures described above relative to the performance of other entities and may also be based on the performance of any of the Corporation’s business units or divisions or any Parent or Subsidiary. Performance goals may include a minimum threshold level of performance below which no award will be earned, levels of performance at which specified portions of an award will be earned and a maximum level of performance at which an award will be fully earned. To qualify awards as performance-based under Section 162(m), the applicable criterion (or criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Plan Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. Performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Plan Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

4. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance and Cash Bonus Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares, subject to any applicable vesting requirements. The Participant shall not have any stockholder rights with respect to the shares of Common Stock subject to a restricted stock unit or share right award until that award vests and the shares of Common Stock are actually issued thereunder. However, dividend-equivalent units may be paid or credited, either in cash or in actual or phantom shares of Common Stock, on outstanding restricted stock unit or share right awards, subject to such terms and conditions as the Plan Administrator may deem appropriate.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance and Cash Bonus Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent, the Corporation shall repay to the Participant the lower of (i) the cash consideration paid for the surrendered shares or (ii) the Fair Market Value of those shares at the time of cancellation.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Any such waiver shall result in the immediate vesting of the Participant’s interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives. However, no vesting requirements tied to the attainment of performance objectives may be waived with respect to shares which were intended at the time of issuance to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II of this Article Three.

7. Outstanding share right awards, restricted stock units or cash bonus awards under the Stock Issuance and Cash Bonus Program shall automatically terminate, and no shares of Common Stock or cash shall actually be issued or paid in satisfaction of those awards or units, if the performance goals or Service requirements established for such awards or units are not attained or satisfied. The Plan Administrator, however, shall have the discretionary authority to (i) issue vested shares of Common Stock under one or more outstanding share right awards or restricted stock units as to which the designated performance goals or Service requirements have not been attained or satisfied, and (ii) award cash bonus payments that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

However, no vesting or payment requirements tied to the attainment of performance goals may be waived with respect to awards or units which were intended, at the time those awards or units were granted, to qualify as performance-based compensation under Code Section 162(m), except in the event of the Participant’s Involuntary Termination or as otherwise provided in Section II of this Article Three.

8. Before any performance-based award under the Stock Issuance and Cash Bonus Program is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Plan Administrator must certify in writing that the performance target(s) and any other material terms of the performance-based award were in fact timely satisfied.

9. The Plan Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under the Stock Issuance and Cash Bonus Program including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Plan Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

II.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. All of the Corporation’s outstanding repurchase rights under the Stock Issuance and Cash Bonus Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control, except to the extent (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) or are otherwise to continue in full force and effect pursuant to the terms of the Change in Control transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the Stock Issuance Agreement.

B. Each outstanding restricted stock unit or share right award assumed in connection with a Change in Control or otherwise continued in effect shall be adjusted immediately after the consummation of that Change in Control so as to apply to the number and class of securities into which the shares of Common Stock subject to the award immediately prior to the Change in Control would have been converted in consummation of such Change in Control had those shares actually been outstanding at that time, and appropriate adjustments shall also be made to the consideration (if any) payable per share thereunder, provided the aggregate amount of such consideration shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding restricted stock units or share right awards, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

C. If any such restricted stock unit or share right award is not assumed or otherwise continued in effect or replaced with a cash incentive program of the successor corporation which preserves the Fair Market Value of the underlying shares of Common Stock at the time of the Change in Control and provides for the subsequent payout of that value in accordance with the same vesting schedule applicable to those shares, then such unit or award shall vest, and the shares of Common Stock subject to that unit or award shall be issued as fully-vested shares, immediately prior to the consummation of the Change in Control.

D. The Plan Administrator shall have the discretionary authority to structure one or more unvested stock issuances, one or more restricted stock unit or other share right awards or one or more cash bonus awards under the Stock Issuance and Cash Bonus Program so that the shares of Common Stock or cash subject to those issuances or awards shall automatically vest (or vest and become issuable or payable) in whole or in part immediately upon the occurrence of a Change in Control or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Change in Control transaction.

E. The Plan Administrator shall also have the discretionary authority to structure one or more unvested stock issuances, one or more restricted stock unit or other share right awards or one or more cash bonus awards under the Stock Issuance and Cash Bonus Program so that the shares of Common Stock or cash subject to those issuances or awards shall automatically vest (or vest and become issuable or payable) in whole or in part immediately upon the occurrence of a Hostile Take-Over or upon the subsequent termination of the Participant’s Service by reason of an Involuntary Termination within a designated period following the effective date of that Hostile Take-Over.

F. The Plan Administrator’s authority under Paragraphs D and E of this Section II shall also extend to any stock issuances, restricted stock units, other share right awards or cash awards intended to qualify as performance-based compensation under Code Section 162(m), even though the automatic vesting of those issuances, units or awards pursuant to Paragraph D or E of this Section II may result in their loss of performance-based status under Code Section 162(m).

ARTICLE FOUR

AUTOMATIC GRANT PROGRAM

I.	OPTION TERMS

A. Automatic Grants. The Automatic Grant Program under this Article Four shall supersede and replace the Corporation’s 1995 Non-Employee Director Stock Option Plan, and no further stock option grants shall be made under that plan on or after the Plan Effective Date. However, all options outstanding under that plan on the Plan Effective Date shall continue in full force and effect in accordance with their terms, and no provision of this Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of those options with respect to their acquisition of shares of Common Stock thereunder.

Option grants shall be made pursuant to the Automatic Grant Program in effect under this Article Four as follows:

1. Initial Grant: Each individual who is first elected or appointed as a non-employee Board member at any time on or after the Plan Effective Date shall automatically be granted, on the date of such initial election or appointment, a Non-Statutory Option to purchase not more than one hundred fifty thousand (150,000) shares of Common Stock, provided that individual has not been in the employ of the Corporation or any Parent or Subsidiary during the immediately preceding twelve (12) months. The actual number of shares for which such initial option grant shall be made shall (subject to the 150,000-share limit) be determined by the Plan Administrator at the time of each such grant.

2. Annual Grants: On the date of each annual stockholders meeting, beginning with the 2005 Annual Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual is standing for re-election to the Board at that particular annual meeting, shall automatically be granted a Non-Statutory Option to purchase not more than forty thousand (40,000) shares of Common

Stock, provided that such individual has served as a non-employee Board member for a period of at least six (6) months. There shall be no limit on the number of such annual share option grants any one continuing non-employee Board member may receive over his or her period of Board service, and non-employee Board members who have previously been in the employ of the Corporation (or any Parent or Subsidiary) shall be eligible to receive one or more such annual option grants over their period of continued Board service. The actual number of shares for which such annual option grants are made to each continuing non-employee Board member shall (subject to the 40,000-share limit) be determined by the Plan Administrator on or before the date of the annual stockholders meeting on which those grants are to be made.

B. Exercise Price.

1. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

C. Option Term. Each option shall have a maximum term of seven (7) years measured from the option grant date, subject to earlier termination following the Optionee’s cessation of Service.

D. Exercise and Vesting of Options. Each option shall be immediately exercisable for any or all of the option shares. However, any unvested shares purchased under the option shall be subject to repurchase by the Corporation, at the lower of (i) the exercise price paid per share or (ii) the Fair Market Value per share of Common Stock at the time of repurchase, upon the Optionee’s cessation of Service prior to vesting in those shares. The shares subject to each initial 150,000-share-or-less grant shall vest, and the Corporation’s repurchase right shall lapse, in four (4) successive equal annual installments upon the Optionee’s completion of each year of Service (whether as a non-employee Board member, Employee or consultant) over the four (4)-year period measured from the option grant date. The shares subject to each annual 40,000-share-or-less grant made to a non-employee Board member for his or her continued Board service shall vest, and the Corporation’s repurchase right shall lapse, in one installment upon the earlier of (i) the Optionee’s completion of the one (1)-year period of Service (whether as a non-employee Board member, Employee or consultant) measured from the grant date or (ii) the Optionee’s continuation in such Service capacity through the day immediately preceding the next annual stockholders meeting following such grant date.

E. Limited Transferability of Options. Each option under this Article Four may be assigned in whole or in part during the Optionee’s lifetime to one or more of his or her Family Members or to a trust established exclusively for the Optionee and/or one or more such Family Members, to the extent such assignment is in connection with the Optionee’s estate plan or pursuant to a domestic relations order. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate. The Optionee may also designate one or more persons as the beneficiary or beneficiaries of his or her outstanding options under this Article Four, and the options shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon the Optionee’s death while holding those options. Such beneficiary or beneficiaries shall take the transferred options subject to all the terms and conditions of the applicable agreement evidencing each such transferred option, including (without limitation) the limited time period during which the option may be exercised following the Optionee’s death.

F. Termination of Board Service. The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases Service:

(i) The Optionee (or, in the event of Optionee’s death while holding the option, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or the laws of inheritance or the designated beneficiary or beneficiaries of such option) shall have a twelve (12)-month period following the date of such cessation of Service in which to exercise such option.

(ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Service. However, should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for any or all of those shares as fully vested shares of Common Stock.

(iii) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service for any reason (other than cessation of Board service by reason of death or Permanent Disability), terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

II.	CHANGE IN CONTROL/HOSTILE TAKE-OVER

A. Should a Change in Control occur prior to the Optionee’s cessation of Service, then the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Change in Control, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Immediately following the consummation of the Change in Control, each automatic option grant shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

B. Should a Hostile Take-Over occur prior to the Optionee’s cessation of Service, then the shares of Common Stock at the time subject to each outstanding option held by such Optionee under this Automatic Grant Program but not otherwise vested shall automatically vest in full so that each such option shall, immediately prior to the effective date of the Hostile Take-Over, become exercisable for all the option shares as fully vested shares of Common Stock and may be exercised for any or all of those vested shares. Each such option shall remain exercisable for such fully vested option shares until the expiration or sooner termination of the option term.

C. All outstanding repurchase rights under this under this Automatic Grant Program shall automatically terminate, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Change in Control or Hostile Take-Over.

D. Each option which is assumed in connection with a Change in Control or otherwise continued in effect shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Change in Control had the option been exercised immediately prior to such Change in Control. Appropriate adjustments shall also be made to the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same. To the extent the actual holders of the Corporation’s outstanding Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation may, in connection with the assumption or continuation of the outstanding options under the Automatic Grant Program, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control transaction.

III.	REMAINING TERMS

The remaining terms of each grant shall be the same as the terms in effect for option grants made under the Discretionary Grant Program.

IV.	ALTERNATIVE AWARDS

The Compensation Committee shall have full power and authority to award, in lieu of one or more initial or annual automatic option grants under this Article Four, unvested shares of Common Stock or restricted stock units which in each instance have an aggregate Fair Market Value substantially equal to the fair value (as determined for financial reporting purposes in accordance with Financial Accounting Standard 123R or any successor standard) of the automatic option grant which such award replaces. Any such alternative award shall be made at the same time the automatic option grant which it replaces would have been made, and the vesting provisions (including vesting acceleration) applicable to such award shall be substantially the same as in effect for the automatic option grant so replaced.

ARTICLE FIVE

MISCELLANEOUS

I.	TAX WITHHOLDING

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or stock appreciation rights or the issuance or vesting of such shares under the Plan, or to make any other payment in respect of any award granted under the Plan, shall be subject to the satisfaction of all applicable income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options, stock appreciation rights, restricted stock units or any other share right awards pursuant to which vested shares of Common Stock are to be issued under the Plan (other than the option grants and other stock-based awards made under the Automatic Grant Program) and any or all Participants to whom vested or unvested shares of Common Stock are issued in a direct issuance under the Stock Issuance and Cash Bonus Program with the right to use shares of Common Stock in satisfaction of all or part of the Withholding Taxes to which such holders may become subject in connection with the exercise of their options or stock appreciation rights, the issuance to them of vested shares or the subsequent vesting of unvested shares issued to them. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or stock appreciation right or upon the issuance of fully-vested shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so withheld shall reduce the number of shares of Common Stock authorized for issuance under the Plan.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option or stock appreciation right is exercised, the vested shares are issued or the unvested shares subsequently vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the exercise, share issuance or share vesting triggering the Withholding Taxes) with an aggregate Fair Market Value equal to the percentage of the Withholding Taxes (not to exceed one hundred percent (100%)) designated by the holder. The shares of Common Stock so delivered shall not be added to the shares of Common Stock authorized for issuance under the Plan.

II.	SHARE ESCROW/LEGENDS

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

III.	EFFECTIVE DATE AND TERM OF THE PLAN

A. The Plan shall become effective on the Plan Effective Date.

B. The Plan shall serve as the successor to the Predecessor Plans, and no further option grants shall be made under the Predecessor Plans if this Plan is approved by the stockholders at the 2005 Annual Meeting. Such stockholder approval shall not affect the options outstanding under the Predecessor Plans at the time of the 2005 Annual Meeting, and those options shall continue in full force and effect in accordance with their terms. However, should any of those options expire or terminate unexercised, the shares of Common Stock subject to those options at the time of expiration or termination shall be added to the share reserve of this Plan, up to the maximum number of additional shares permissible hereunder.

C. The Plan shall terminate upon the earliest to occur of (i) March 15, 2015, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully vested shares or (iii) the termination of all outstanding options, stock appreciation rights, restricted stock units and other share right awards in connection with a Change in Control. Should the Plan terminate on March 15, 2015, then all option grants, stock appreciation rights, unvested stock issuances, restricted stock units and other share right awards outstanding at that time shall continue to have force and effect in accordance with the provisions of the documents evidencing such grants, issuances or awards.

D. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Plan Administrator’s authority to grant new awards under the Stock Issuance and Cash Bonus Program that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders approved the Stock Issuance and Cash Bonus Program.

IV.	AMENDMENT OF THE PLAN

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options, stock appreciation rights, unvested stock issuances or other stock-based awards at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, amendments to the Plan will be subject to stockholder approval to the extent required under applicable law or regulation or pursuant to the listing standards of the stock exchange (or the Nasdaq National Market) on which the Common Stock is at the time primarily traded.

B. The Compensation Committee of the Board shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which grants or awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the grants or awards are made.

C. Options and stock appreciation rights may be granted under the Discretionary Grant Program and stock-based awards may be made under the Stock Issuance and Cash Bonus Program that in each instance involve shares of Common Stock in excess of the number of shares then available for issuance under the Plan, provided no shares shall actually be issued pursuant to those grants or awards until the number of shares of Common Stock available for issuance under the Plan is sufficiently increased by stockholder approval of an amendment of the Plan authorizing such increase. If stockholder approval is required and is not obtained within twelve (12) months after the date the first excess grant or award made against such contingent increase, then any options, stock appreciation rights or other stock-based awards granted on the basis of such excess shares shall terminate and cease to be outstanding.

V.	USE OF PROCEEDS

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI.	REGULATORY APPROVALS

A. The implementation of the Plan, the granting of any stock option, stock appreciation right or other stock-based award under the Plan and the issuance of any shares of Common Stock (i) upon the exercise or vesting of any granted option, stock appreciation right or other stock-based award or (ii) under the Stock Issuance and Cash Bonus Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of applicable securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any Stock Exchange (or the Nasdaq National Market, if applicable) on which Common Stock is then listed for trading.

VII.	NO EMPLOYMENT/SERVICE RIGHTS

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

APPENDIX

The following definitions shall be in effect under the Plan:

A. Annual Meeting shall mean the annual meeting of the Corporation’s stockholders.

B. Automatic Grant Program shall mean the automatic option grant program in effect under Article Four of the Plan.

C. Board shall mean the Corporation’s Board of Directors.

D. Change in Control shall mean a change in ownership or control of the Corporation effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by the Corporation’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction,

(ii) a stockholder-approved sale, transfer or other disposition (including in whole or in part through one or more licensing arrangements) of all or substantially all of the Corporation’s assets, or

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Corporation or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Corporation) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of the Corporation’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Corporation or the acquisition of outstanding securities held by one or more of the Corporation’s existing stockholders.

E. Code shall mean the Internal Revenue Code of 1986, as amended.

F. Common Stock shall mean the Corporation’s common stock.

G. Compensation Committee shall mean the Compensation Committee of the Board comprised of two (2) or more non-employee Board members.

H. Corporation shall mean SanDisk Corporation, a Delaware corporation, and any corporate successor to all or substantially all of the assets or voting stock of SanDisk Corporation which has by appropriate action assumed the Plan.

I. Discretionary Grant Program shall mean the discretionary grant program in effect under Article Two of the Plan pursuant to which stock options and stock appreciation rights may be granted to one or more eligible individuals.

J. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

K. Exercise Date shall mean the date on which the Corporation shall have received written notice of the option exercise.

L. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

(i) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after- hours trading begins) on the NASDAQ National Market on the date in question, as such price is reported by the National Association of Securities Dealers. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock at the close of regular hours trading (i.e., before after-hours trading begins) on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

M. Family Member means, with respect to a particular Optionee or Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, bother-in-law or sister-in-law.

N. Hostile Take-Over shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

(i) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination, or

(ii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a tender or exchange offer made directly to the Corporation’s stockholders which the Board does not recommend such stockholders to accept.

O. Incentive Option shall mean an option which satisfies the requirements of Code Section 422.

P. Involuntary Termination shall mean the termination of the Service of any individual which occurs by reason of:

(i) such individual’s involuntary dismissal or discharge by the Corporation (or any Parent or Subsidiary) for reasons other than Misconduct, or

(ii) such individual’s voluntary resignation following (A) a change in his or her position with the Corporation (or any Parent or Subsidiary) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based bonus or incentive programs) by more than fifteen percent (15%) or (C) a relocation of such individual’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation (or any Parent or Subsidiary) without the individual’s consent.

Q. Misconduct shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

R. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

S. Non-Statutory Option shall mean an option not intended to satisfy the requirements of Code Section 422.

T. Optionee shall mean any person to whom an option is granted under the Discretionary Grant or Automatic Grant Program.

U. Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

V. Participant shall mean any person who is issued shares of Common Stock or restricted stock units or other stock-based awards or cash bonus awards under the Stock Issuance and Cash Bonus Program.

W. Permanent Disability or Permanently Disabled shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Automatic Grant Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

X. Plan shall mean the Corporation’s 2005 Stock Incentive Plan, as set forth in this document.

Y. Plan Administrator shall mean the particular entity, whether the Compensation Committee, the Board, or the Secondary Board Committee which is authorized to administer the Discretionary Grant Program and the Stock Issuance and Cash Award Program with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction. As determined by the Board from time to time, the Plan Administrator with respect to options granted by any Secondary Executive Committee shall be the Compensation Committee, the Board, or the Secondary Board Committee.

Z. Plan Effective Date shall mean the May 27, 2005 date on which the Plan is approved by the stockholders at the 2005 Annual Meeting.

AA. Predecessor Plans shall mean (i) the Corporation’s 1995 Stock Option Plan and (ii) the Corporation’s 1995 Non-Employee Directors Stock Option Plan, as each such Plan is in effect immediately prior to the 2005 Annual Stockholders Meeting.

BB. Secondary Board Committee shall mean a committee of one or more Board members appointed by the Board to administer the Discretionary Grant and Stock Issuance and Cash Bonus Programs with respect to eligible persons other than Section 16 Insiders.

CC. Secondary Executive Committee shall mean a committee of one or more officers of the Corporation appointed by the Board and authorized to grant options (subject to the limitations established by the Board and the requirements of Section 157(c) of the Delaware General Corporation Law) under the Discretionary Grant Program with respect to Employees other than Section 16 Insiders.

DD. Section 16 Insider shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

EE. Service shall mean the performance of services for the Corporation (or any Parent or Subsidiary, whether now existing or subsequently established) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance. For purposes of the Plan, an Optionee or Participant shall be deemed to cease Service immediately upon the occurrence of the either of the following events: (i) the Optionee or Participant no longer performs services in any of the foregoing capacities for the Corporation or any Parent or Subsidiary or (ii) the entity for which the Optionee or Participant is performing such services ceases to remain a Parent or Subsidiary of the Corporation, even though the Optionee or Participant may subsequently continue to perform services for that entity. Service shall not be deemed to cease during a period of military leave, sick leave or other personal leave approved by the Corporation; provided, however, that should such leave of absence exceed three (3) months, then for purposes of determining the period within which an Incentive Option may be exercised as such under the federal tax laws, the Optionee’s Service shall be deemed to cease on the first day immediately following the expiration of such three (3)-month period, unless Optionee is provided with the right to return to Service following such leave either by statute or by written contract. Except to the extent otherwise required by law or expressly authorized by the Plan Administrator or by the Corporation’s written policy on leaves of absence, no Service credit shall be given for vesting purposes for any period the Optionee or Participant is on a leave of absence.

FF. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

GG. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance and Cash Bonus Program.

HH. Stock Issuance and Cash Bonus Program shall mean the stock issuance and cash bonus program in effect under Article Three of the Plan.

II. Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

JJ. 10% Stockholder shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

KK. Withholding Taxes shall mean the applicable income and employment withholding taxes to which the holder of an option or stock appreciation right or shares of Common Stock or a cash bonus under the Plan may become subject in connection with the grant or exercise of those options or stock appreciation rights the issuance or vesting of those shares or the payment of such cash bonus.